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                                                                    EXHIBIT 10.3


                           FIFTH AMENDED AND RESTATED

                          LOAN AND SECURITY AGREEMENT

                           DATED AS OF JULY 25, 2001

                                  BY AND AMONG

                              THE GSI GROUP, INC.,

                  LASALLE BANK NATIONAL ASSOCIATION, AS AGENT

                    AND CERTAIN OTHER FINANCIAL INSTITUTIONS
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                                TABLE OF CONTENTS

Recitals                                                             5

ARTICLE I.  DEFINITIONS.                                             5

    1.01    Certain Defined Terms.                                   5
    1.02    Other Interpretative  Provisions.                       21
    1.03    Accounting Principles.                                  22
    1.04    UCC Terms.                                              22

ARTICLE II.  THE LOANS.                                             22

    2.01    Revolving Credit Loans and Term Loans.                  22
    2.02    Interest on Loans.                                      27
    2.03    Maximum Rate Permitted.                                 31
    2.04    Prepayment.                                             31
    2.05    Application of Payments.                                31
    2.06    Fees.                                                   32
    2.07    Payments by Borrowers.                                  32
    2.08    Payments by the Banks to Agent.                         33
    2.09    Sharing of Payments, Etc.                               33

ARTICLE III.  CONDITIONS PRECEDENT                                  34

    3.01    Conditions of Initial Loans and Letters of Credit.      34
    3.02    Conditions of Subsequent Disbursements.                 34

ARTICLE IV.  COLLATERAL SECURITY                                    34

    4.01    Collateral.                                             35
    4.02    Amounts Held by Banks.                                  35
    4.03    Further Collateral.                                     35
    4.04    First Liens.                                            37
    4.05    Representatives and Warranties Regarding Collateral.    37
    4.06    Special Collateral.                                     38
    4.07    Contracts with U.S. Government.                         38
    4.08    Contracts Regarding Collateral.                         38
    4.09    Insurance.                                              40
    4.10    Actions by Agent.                                       41
    4.11    Subsidiary Collateral.                                  41
    4.12    Survival.                                               41
    4.13    Supplemental Documentation.                             41

ARTICLE V.  REPRESENTATIONS AND WARRANTIES                          41
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     5.01     Corporate Existence.                                    42
     5.02     Corporate Authorization.                                42
     5.03     Financial Statements.                                   42
     5.04     No Changes.                                             42
     5.05     Litigation.                                             42
     5.06     No Default.                                             42
     5.07     Use of Proceeds.                                        43
     5.08     Outstanding Debt.                                       43
     5.09     Taxes.                                                  43
     5.10     Compliance.                                             43
     5.11     Governmental Authorization.                             43
     5.12     Title to Properties.                                    43
     5.13     Ownership of Stock.                                     44
     5.14     ERISA Compliance.                                       44
     5.15     Solvency.                                               44
     5.16     Brokerage.                                              44
     5.17     Subordinated Notes.                                     44
     5.18     [RESERVED].                                             44
     5.19     Condition of Business.                                  45
     5.20     Certain Acts and Regulations.                           45
     5.21     Labor Matters.                                          45
     5.22     Intellectual Property.                                  45
     5.23     [RESERVED].                                             46
     5.24     No Untrue Representations.                              46
     5.25     Survival of Representations.                            46

ARTICLE VI.  NEGATIVE COVENANTS                                       46

     6.01     Negative Pledge.                                        46
     6.02     Loans.                                                  46
     6.03     Disposition of Assets.                                  46
     6.04     [RESERVED]                                              46
     6.05     Investments.                                            47
     6.06     Merger, etc.                                            47
     6.07     Change in Business.                                     47
     6.08     Dividends.                                              47
     6.09     Sale - Leaseback.                                       48
     6.10     Prepayment of Debt.                                     48
     6.11     Use of Proceeds.                                        48
     6.12     Margin Stock.                                           48
     6.13     ERISA.                                                  48
     6.14     Other Debt.                                             48
     6.15     Transactions with Affiliates.                           48
     6.16     Deposits.                                               48
     6.17     Fiscal Year.                                            49
     6.18     Subordinated Notes.                                     49
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ARTICLE VII.  AFFIRMATIVE COVENANTS                                   49

     7.01     Financial Statements.                                   49
     7.02     Other Information.                                      50
     7.03     Taxes.                                                  51
     7.04     Maintenance of Property.                                51
     7.05     Comply with Leases.                                     51
     7.06     Maintain Existence; Comply with Law.                    51
     7.07     Books and Records.                                      51
     7.08     Inspection.                                             52
     7.09     Payment of Debt.                                        52
     7.10     ERISA.                                                  52
     7.11     Lock Bock Account.                                      52
     7.12     Insurance.                                              52
     7.13     Accounts.                                               53

ARTICLE VIII.  FINANCIAL COVENANTS                                    53

     8.01     EBITDA.                                                 53
     8.02     Senior Debt to EBITDA.                                  53
     8.03     Capital Expenditures.                                   53
     8.04     Tangible Net Worth.                                     53
     8.05     Fixed Charge Coverage Ratio.                            53

ARTICLE IX.  EVENTS OF DEFAULT                                        53

     9.01     Event of Default.                                       53
     9.02     Remedies.                                               55
     9.03     Powers.                                                 56
     9.04     Valid Notice.                                           56
     9.05     Attorney-in-Fact.                                       56
     9.06     Securities.                                             57

ARTICLE X - AGENT                                                     57

    10.01     Appointment and Authorization; "Agent".                 57
    10.02     Delegation of Duties.                                   58
    10.03     Liability of Agent.                                     58
    10.04     Reliance by Agent.                                      58
    10.05     Notice of Default.                                      58
    10.06     Credit Decision.                                        59
    10.07     Indemnification of Agent.                               59
    10.08     Agent in Individual Capacity.                           60
    10.09     Successor Agent.                                        60
    10.10     Withholding Tax.                                        60
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    10.11    Collateral Matters.                                     61

ARTICLE XI.  MISCELLANEOUS                                           62

    11.01    No Waiver.                                              62
    11.02    Entire Agreement; Amendments and Waivers.               62
    11.03    Costs and Expenses.                                     63
    11.04    Jurisdiction.                                           63
    11.05    Indemnification by Borrower.                            63
    11.06    UCC 9 - 404(1).                                         64
    11.07    Notices.                                                64
    11.08    Counterparts.                                           66
    11.09    Effectiveness.                                          66
    11.10    Governing Law.                                          66
    11.11    Severability.                                           66
    11.12    Everything Material.                                    66
    11.13    Application to Notes.                                   66
    11.14    Further Information.                                    66
    11.15    Exhibits Incorporated.                                  66
    11.16    Time for Performance.                                   66
    11.17    Payments Set Aside.                                     67
    11.18    Assignments, Participations.                            67
    11.19    Set-off.                                                68
    11.20    Automatic Debits of Fees.                               69
    11.21    Notification of Addresses, Lending Offices.             69
    11.22    No Third Parties Benefitted.                            69
    11.23    Guaranty.                                               69
    11.24    Unconditional Obligations.                              69
    11.25    Survival.                                               70
    11.26    Waivers.                                                70
    11.27    No Subrogation.                                         71
    11.28    Bankruptcy.                                             71

            FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     THIS FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is dated as of July 25, 2001 by and among THE GSI GROUP, INC., a Delaware corporation ("Borrower"), the several financial institutions which are or may from time to time become parties to this Agreement (each a "Bank" and collectively, the "Banks") and LASALLE BANK NATIONAL ASSOCIATION, as Agent (as defined below) for the Banks.

     Recitals

     A. Borrower and Agent entered into a Loan and Security Agreement dated as of April 26, 1995 (as amended and restated from time to time through and including a Fourth Amended and Restated Loan and Security Agreement dated as of February 4, 1999 among Borrower, Agent and the Banks, as amended through and including a Third Amendment thereto dated as of April 30, 2001, the "Original Loan Agreement").

     B. Borrower, the Banks and Agent desire to further amend and restate the Original Loan Agreement as set forth herein effective as of the date hereof.

     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend and restate the Original Loan Agreement in its entirety as follows:

     ARTICLE I.  DEFINITIONS.

     1.01 Certain Defined Terms. The following words and phrases, as used herein, shall have the following respective meanings:.

     "Account Debtor" shall mean any party who is obligated on any Account Receivable.

     "Accounts Receivable" shall mean, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance, including installment contracts.

     "Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (A) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (B) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (C) a merger or consolidation or any other business combination with another Person (other than a Person that is a Subsidiary).

     "Adjusted LIBOR Rate" shall mean a rate per annum determined pursuant to the following formula:

     Adjusted LIBOR Rate =             LIBOR
                             100% - Reserve Percentage

     The Adjusted LIBOR Rate shall be adjusted automatically as to all Euro-Dollar Loans then outstanding as of the effective date of any change in the Reserve Percentage.

     "Affiliate" shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, Stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, Stock of any other class or classes of such corporation have or might have voting power by reason of the happening of any contingency) of Borrower, or which controls, is controlled by or is under common control with Borrower or any stockholders of Borrower.

     "Agent" shall mean LaSalle Bank National Association in its capacity as agent for the Banks and any successor agent pursuant to Section 10.09.

     "Agent-Related Persons" shall mean LBNA and any successor agent arising under Section 10.09 together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Agent's Payment Office" shall mean the address for payments set forth on
Schedule 6 or such other address as Agent may from time to time specify.

     "Applicable Margin" shall mean with respect to Euro-Dollar Loans and the Non-Use Fee, the rate per annum determined as set forth below:


Senior Debt to EBITDA Ratio             Applicable Margin
for Euro-Dollar Loans Applicable Margin for Non-Use Fee Applicable Margin for Floating Rate Loans

Greater Than or Equal to       And Less Than
2.50 to 1                         3.25%        .50%      .75%
2.00 to 1        2.50 to 1        2.75%        .40%      .50%
1.50 to 1        2.00 to 1        2.25%        .30%      .25%
                 1.50 to 1        1.75%        .20%         0

Any change in the Applicable Margin due to a change in the Senior Debt to EBITDA Ratio shall take place upon receipt by Agent of the Compliance Certificate pursuant to Section 7.01(E) indicating such change in the Senior Debt to EBITDA Ratio.

     "Assignee" shall have the meaning specified in Section 11.18(A).

     "Assignment and Acceptance" shall have the meaning specified in Section 11.18(A).

     "Attorney Costs" shall mean and include all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

     "Authorized Borrower Representative" shall mean any officer of Borrower designated as such by resolution of the Board of Directors of Borrower from time to time, a certified copy of which resolution shall be delivered to Agent.

     "Available RCL Amount" shall mean, with respect to any quarter in Borrower's fiscal year, (i) $43,100,000 plus (ii) the aggregate amount of principal payments received by Agent from and after the date hereof in respect of either of the Term Loans through the end of the immediately preceding quarter.

     "Avemarau" shall mean Avemarau Equipamentos Agricolas Ltda., a Brazilian company.

     "Avemarau Debt" shall mean the balance of the purchase price (including any interest accrued thereon) payable by Borrower to the former shareholders of Avemarau from time to time pursuant to the Stock Purchase Agreement dated as of June 30, 1998 among Borrower, Cumberland Do Brazil Ltda.,Leonardo Segatt, Neuri Segatt, Edemar Segatt, Mari Salate Ractz and Vanderlei Segatt.

     "Bank" shall have the meaning specified in the introductory clause hereto.

     "Borrower" shall have the meaning specified in the preamble hereto.

     "Borrower's Facilities" shall mean the parcels of land owned by Borrower or DMC, as applicable, that are legally described on Schedule 10, together with all improvements thereon.

     "Borrowing Base" shall mean at any time the sum of (i) 80% of the unpaid amount of Eligible Accounts plus (ii) the lesser of (A) 50% of the value of Eligible Inventory, valued at the lower of cost or market and (B) $30,000,000 plus (iii) the Borrowing Base Overadvance.

     "Borrowing Base Overadvance" shall mean (i) from April 30, 2001 through and including September 1, 2001, the sum of $5,000,000, and (ii) from and after September 2, 2001, zero.

     "Business Day" shall mean any day, other than a Saturday or Sunday, on which commercial banks are open for domestic business in Chicago, Illinois.

     "Capital Expenditures" shall mean, for any calendar year, Borrower's capital expenditures (including Capital Lease expense) during such calendar year, net of dispositions, determined in accordance with GAAP.

     "Capital Lease" shall mean, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

     "Cash Equivalent Investments" shall mean, as of any date, (A) any evidence of Debt, maturing not more than one year after such date, issued or guaranteed by the United States Government or any agency thereof, (B) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-1 by Standard & Poor's Rating Group or P-1 by Moody's Investors Service, Inc., (C) any certificate of deposit (or time deposit represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital surplus and undivided profits of not less than $500,000,000.00, (D) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (C)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (A) through (C) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder and (E) shares in money market funds registered with the Securities and Exchange Commission under Rule 2a-7 of the Investment Company Act of 1940.

     "Closing" shall have the meaning specified in Section 3.01.

     "Collateral" shall have the meaning specified in Section 4.01.

     "Commitment" shall mean each Bank's Pro Rata Share of the Revolving Credit Loan Commitment and the Term Loans as designated on Schedule 6.

     "Compliance Certificate" shall mean a certificate substantially in the form of Exhibit C.

     "Computer Hardware and Software" means (i) all computer and other electronic data processing hardware, whether now owned, licensed, leased or hereafter acquired by Borrower, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electric supply hardware, generators, power equalizers, accessories and all peripheral devices and other related compute hardware, (ii) all software programs, whether now owned, licensed, leased or hereafter acquired by Borrower, designed for use on the computers and electronic data processing hardware described in clause (i) above, including operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever), (iii) all firmware associated therewith, whether now owned, licensed, leased or hereafter acquired by Borrower and (iv) all documentation for such hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

     "Debt" shall mean, with respect to the subject Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or indirect, or joint or several, including:

     (A) All Obligations of such Person;

     (B) All indebtedness in effect guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

     (C) All indebtedness in effect guaranteed, directly or indirectly through agreements, contingent or otherwise: (1) to purchase such indebtedness, or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or (3) to supply funds to or in any other manner invest in any Person;

     (D) All indebtedness secured (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured) by any mortgage, trust deed, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

     (E) All indebtedness incurred as the lessee of goods or services under Capital Leases.

     "DMC" shall mean David Manufacturing Co., an Iowa corporation whose headquarters is located in Mason City, Iowa.

     "Domestic Account Debtor" shall mean an Account Debtor which is a resident or citizen of, and is located in, the United States.

     "EBITDA" shall mean, for the period of four consecutive fiscal quarters most recently ended on or prior to the date of determination, Borrower's earnings before interest, taxes, depreciation and amortization, and notwithstanding any non-cash charge for increase in value of stock appreciation rights (or similar rights), but accounting for same as a charge against earnings when paid, determined in accordance with GAAP. Prior to the first anniversary of the consummation of an Acquisition, the historical financial results of the acquired Person or assets for the relevant period will be included for purposes of calculating EBITDA (but without any adjustment to such historical results for cost savings or other synergies).

     "Eligible Account" shall mean an Accounts Receivable owing to Borrower or any Subsidiary of Borrower which meets and continues to meet at all times the following requirements:

     (A) it is genuine and in all respects what it purports to be;

     (B) it is owned by Borrower or such Subsidiary of Borrower and either (i) the Agent has a valid, perfected, first-lien security interest in it or (ii) it is secured by a letter of credit or credit insurance; provided however, upon the occurrence of an Event of Default and during the continuation thereof, any such letters of credit shall be assigned to or endorsed for the benefit of Agent in such form as Agent shall deem necessary or desirable, and the original thereof shall be delivered to Agent;

     (C) it arises from (i) the performance of services by Borrower or such Subsidiary of Borrower and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (ii) the sale or lease of Inventory by Borrower or such Subsidiary of Borrower, and such Inventory has been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept and has not returned or offered to return any of the Inventory, or has not refused to accept any of the services, which are the subject of such Accounts Receivable, and Borrower or such Subsidiary has possession of, or has delivered to Agent at Agent's reasonable request, shipping and delivery receipts evidencing delivery of such Inventory;

     (D) it is evidenced by the initial invoice rendered to the Account Debtor thereunder, and (i) is due and payable within 30 days after the date of the invoice and does not remain unpaid 60 days past the due date thereof, or (ii) with respect to Accounts Receivable aggregating in face amount not more than the lesser of (x) $2,000,000.00 and (y) 10% of all Eligible Accounts, is due and payable within 90 days after the date of such invoice and does not remain unpaid past the due date thereof; provided, however, that if more than 25% of the aggregate dollar amount of invoices owing by a particular Account Debtor (excluding Hog Slat, Inc. and FarmPro, Inc.) remain unpaid 90 days past the due dates thereof, then all Accounts Receivable owing by that Account Debtor shall be deemed ineligible;

     (E) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens and the security interest granted to Agent hereunder;

     (F) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

     (G) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable Law;

     (H) the Account Debtor thereunder is not a director, officer, employee or agent of Borrower or such Subsidiary of Borrower, or Affiliate or Subsidiary of Borrower or such Subsidiary, unless the Accounts Receivables due from such Account Debtor are approved in writing by Agent as Eligible Accounts;

     (I) it is not an Accounts Receivable with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower or such Subsidiary of Borrower, as applicable, assigns its right to payment of such Receivable to Agent pursuant to, and in full compliance with the Assignment of Claims Act of 1940, as amended;

     (J) with respect to a Domestic Account Debtor, it is not an Accounts Receivable with respect to which the Account Debtor is located in a state which requires Borrower or such Subsidiary of Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state, or (ii) file a notice of business activities report or similar report with such state's taxing authority, unless (x) Borrower or such Subsidiary, as applicable, has taken one of the actions described in clause (i) or (ii), as appropriate, (y) the failure to take one of the actions described in either clauses (i) or (ii) may be cured retroactively by Borrower or such Subsidiary at its election so as to permit such action to be commenced or maintained, or (z) Borrower or such Subsidiary has proven, to Agent's satisfaction, that it is exempt from any such requirements under any such state's laws;

     (K) it is an Accounts Receivable which arises out of a sale or services made or provided in the ordinary course of the business of Borrower or such Subsidiary of Borrower;

     (L) it is not an Accounts Receivable with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the goods or services or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

     (M) it is not an Accounts Receivable (i) with respect to which any representation or warranty contained in this Agreement is untrue or (ii) which violates any of the covenants of Borrower or such Subsidiary of Borrower contained in this Agreement or any other Document; and

     (N) it is not an Accounts Receivable with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as reasonably determined by Agent.

     "Eligible Assignee" shall mean (A) any time an Event of Default shall have occurred and be continuing, any commercial bank or other Person as to whom Agent gives its consent, and (B) any other time, any commercial bank or other Person as to whom Agent and Borrower each gives its consent; provided, however, in the case of Borrower, such consent shall not be unreasonably withheld or delayed.

     "Eligible Inventory" shall mean Inventory of Borrower or any Subsidiary of Borrower which meets and continues to meet, the following requirements:

     (A) it is owned by Borrower or such Subsidiary of Borrower and, other than Inventory of the type described in clause (B)(ii) of this definition, the Agent has a valid, perfected, first-lien security interest in it;

     (B) it is either located at (i) one of the premises listed on Schedule 2 or in any written notice to Agent pursuant to Section 4.08(C) and is not in transit except to any other location set forth on Schedule 2 or in any written notice to Agent pursuant to Section 4.08(C) or (ii) at any location other than those specified in clause (i), provided that value of such Inventory does not exceed the sum of $6,000,000 in the aggregate (valued at the lower of cost or market) as of any date;

     (C) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens and the security interest granted to Agent hereunder;

     (D) it is raw materials, work-in-process or finished goods which is of good, merchantable and first-grade quality, which is not materially damaged, second-grade, second hand, out-of-style, discontinued or reconditioned, and meets all standards imposed by any governmental agency, or department or division thereof having regulatory authority over such materials or goods, its use or sale; and is currently salable in the ordinary course of business;

     (E) it is not stored with a bailee, consignee, warehouseman, processor or similar party, or on premises leased by Borrower or such Subsidiary of Borrower, unless: (i) set forth on Schedule 2 or Agent has given its written approval (which shall not be unreasonably withheld, delayed or conditioned); and (ii) (w) if the Inventory is on consignment, Borrower or such Subsidiary of Borrower, as applicable, has made the appropriate consignment filing(s) as prescribed by the Uniform Commercial Code, (x) if the Inventory is located on premises leased by Borrower or such Subsidiary of Borrower, Borrower or such Subsidiary, as applicable, shall have delivered to Agent the landlord's lien waiver agreement in form reasonably satisfactory to Agent; (y) if the Inventory is in the possession of a processor or a public warehouseman, Borrower or such Subsidiary of Borrower, as applicable, shall have delivered to such processor or warehouseman a notice of Agent's security interest in form reasonably satisfactory to Agent, or (z) in the case of any other bailment of Inventory, Borrower or such Subsidiary of Borrower has caused the bailee to issue and deliver to Agent such documents as Agent shall reasonably require;

     (F) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue or (B) which violates any of the covenants of Borrower or such Subsidiary of Borrower contained in this Agreement; and

     (G) it is accounted for by Borrower or such Subsidiary of Borrower on a first-in, first-out basis under generally accepted accounting principles applied on a consistent basis.

     "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater; to the withdrawal or use of groundwater; to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde; to the treatment, storage, disposal or management of Hazardous Substances, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, storage, disposal, management or release of gaseous or other liquid substances, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC (S)9601 et seq., the Resource, Conservation and Recovery Act of 1976, as amended by the Hazardous Solid Waste Amendments of 1984, 42 USC (S)6901 et seq., the Toxic Substances Control Act, 15 USC (S)2601 et seq., the Occupational Safety and Health Act of 1970, 29 USC (S)651 et seq., the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 USC (S)7401 et seq., and the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC (S)1251 et seq., and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean (A) any corporation which is now, or was at any time, a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Borrower or any predecessor thereof; (B) any partnership, trade or business (whether or not incorporated) which is now, or was at any time, under common control (within the meaning of Section 414(c) of the Internal

Revenue Code) with Borrower or any predecessor thereof; and (C) any entity, which is now, or was at any time, a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as either Borrower or any predecessor thereof, or any corporation described in clause (A) or any partnership, trade or business described in clause (B).

     "Euro-Dollar Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealing in dollar deposits) in London and Chicago.

     "Euro-Dollar Lending Office" shall mean as to each Bank such branch or affiliate of such Bank as it may designate from time to time as its Euro-Dollar Lending Office.

     "Euro-Dollar Loans" shall mean Loans which bear interest at a Euro-Dollar Rate.

     "Euro-Dollar Rate" shall mean, at the time of determination, the Adjusted LIBOR Rate then in effect plus the Applicable Margin.

     "Event of Default" shall have the meaning specified in Section 9.01.

     "Excess Cash Flow" shall mean, with respect to Borrower for any calendar year, (i) EBITDA for such calendar year less (ii) the sum of (a) Interest Expense incurred during such calendar year, (b) principal payments with respect to any Debt required to be paid during such calendar year, (c) dividends or distributions to stockholders on account of any Stock made during such calendar year, (d) taxes paid by Borrower during such calendar year and (e) Capital Expenditures made during such calendar year, in each and every case measured as of December 31 of such calendar year.

     "Excess Collateral Availability" shall mean, as of any date, the amount by which the lesser of (x) the Available RCL Amount or (y) the Borrowing Base exceeds the sum of (i) the aggregate face amounts of all Letters of Credit issued by the Issuing Bank for the account of Borrower and outstanding or drawn but unreimbursed as of such date, (ii) $5,000,000 of Debt of FarmPro, Inc. guaranteed by Borrower and (iii) the amount of Revolving Credit Loans outstanding as of such date.

     "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

     "Federal Funds Rate" shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by Agent.

     "Financial Statements" shall mean, at any time, the audited financial statements of Borrower for its most recently ended fiscal year and the unaudited financial statements for the most recently ended accounting period of Borrower.

     "Fixed Charge Coverage Ratio" shall mean, with respect to Borrower for any calendar year, the ratio of (a) EBITDA for such calendar year to (b) the sum of
(i) Interest Expense incurred during such calendar year (other than Interest Expense with respect to Permitted Stockholder Debt and/or Avemarau Debt) , (ii) the installments of principal with respect to any Debt required to be made during such calendar year (other than principal payments with respect to Permitted Stockholder Debt and/or Avemarau Debt), (iii) any dividends or distributions to stockholders made during such calendar year, (iv) Capital Expenditures made during such calendar year and (v) taxes paid by Borrower during such calendar year, in each and every case measured as of December 31 of such calendar year.

     "Floating Rate" shall mean, at the time of determination, a floating per-annum rate equal to the greater of (A) Prime Rate then in effect plus the Application Margin or (B) the Federal Funds Rate plus the Applicable Margin.

     "Floating Rate Loan" shall mean a Loan which is not a Euro-Dollar Loan.

     "GAAP" shall mean generally accepted accounting principles consistently applied throughout the period involved.

     "Governmental Authority" shall mean the United States of America, any state, territory or district thereof, and any other political subdivision or body politic created pursuant to any applicable Law, and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing.

     "Hazardous Substances" shall mean (A) any hazardous or toxic substance, chemical or waste, or any pollutant or contaminant defined as such in any now or hereafter existing Environmental Law, (B) asbestos, (C) radon, (D) petroleum, crude oil or any fraction thereof which is not otherwise specifically listed or designated as a hazardous substance under any Environmental Laws, (E) polychlorinated biphenyls, (F) explosives and/or (G) radioactive materials.

     "Indemnification Liabilities" shall have the meaning specified in Section 11.05.

     "Indemnified Person" shall have the meaning specified in Section 11.05.

     "Indenture" shall mean the Indenture dated as of November 5, 1997 between Borrower and LaSalle National Trust, N.A., as trustee, relating to the Subordinated Notes.

     "Intellectual Property" shall mean all past, present and future (i) trade secrets and other proprietary information, (ii) trademarks, trade names, service marks, business names, designs, logos, indicia or other source or business identifiers and the goodwill of the business relating thereto and all registrations that have heretofore been or may hereafter be issued thereon throughout the world, (iii) copyrights (including copyrights for computer programs) and copyright registrations that have been or may hereafter be issued throughout the world and all tangible property embodying such copyrights, (iv) unpatented inventions (whether or not patentable), (v) patent applications and patents, (vi) license agreements related to any of the foregoing set forth in this definition and income therefrom, (vii) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of the foregoing set forth in this definition, (viii) the right to sue for all past, present and future infringements of any of the foregoing set forth in this definition and (ix) all common law and other rights throughout the world in and to all of the foregoing set forth in this definition.

     "Interest Expense" shall mean, for any period, the aggregate interest expense of Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).

     "Interest Period" shall mean with respect to each Euro-Dollar Loan:

     (A) initially, the period commencing on the date of such Euro-Dollar Loan and ending one, two, three or six months thereafter, as Borrower may elect; and

     (B) thereafter, each period commencing on the last day of the next preceding Interest Period for such Euro-Dollar Loan and ending one, two, three or six months thereafter, as Borrower may elect;

provided that:

          (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day, unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (ii) any Interest Period which begins on the last Euro-Dollar Business Day, of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Euro-Dollar Business Day of a calendar month;

          (iii) any Interest Period in respect of a Revolving Credit Loan which begins prior to the Revolving Credit Loan Termination Date and would otherwise end after the Revolving Credit Loan Termination Date shall end on such date.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Issuing Bank" shall mean LBNA in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

     "Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation.

     "LBNA" shall mean LaSalle Bank National Association in its individual capacity.

     "Letter of Credit" shall mean a commercial or stand-by letter of credit issued pursuant to the Revolving Credit Loan Commitment.

     "Letter of Credit Obligations" shall have the meaning specified in Section 2.01(C).

     "Loan Documents" shall mean this Agreement, the Notes and any other documents, instruments or certificates to be executed and delivered hereunder or in connection herewith by or on behalf of Borrower or any of its Affiliates.

     "Loans" shall mean the Revolving Credit Loans and the Term Loans.

     "Lock Box Account" shall have the meaning specified in Section 7.11.

     "Lock Box Agreement" shall have the meaning specified in Section 7.11.

     "London Interbank Offered Rate" or "LIBOR Rate" shall mean, with respect to any Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) as set by Agent as the rate of interest at which deposits in dollars are offered by the Euro-Dollar Lending Office of Agent to other prime banks in the London interbank market at approximately 11:00 a.m. two Euro-Dollar Business Days prior to the first day of such Interest Period in an amount approximately equal to the aggregate principal amount of the Euro-Dollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

     "Majority Banks" shall mean, as of any date, Banks holding at least 60% of the aggregate Commitments as described on Schedule 6 as of such date.

     "Master Insured Receivables Purchase Agreement" shall mean the Master Insured Reveivables Purchase Agreement dated as of July __, 2001 by and between LBNA and Borrower.

     "Multiemployer Plan" shall have the meaning ascribed to it in Section 4001(a)(3) of ERISA.

     "Net Income" shall mean the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

     "Non-Use Fee" shall have the meaning specified in Section 2.06(B).

     "Note" or "Notes" shall mean the Revolving Credit Notes and/or the Term Notes, or any of them.

     "Notice of Revolving Credit Borrowing" shall have the meaning specified in
Section 2.01(B).

     "Obligations" shall mean, with respect to any Person, (i) all of such Person's liabilities, obligations and indebtedness to any Bank or Agent arising under any of the Loan Documents, including the Loans, such Person's other liabilities and obligations to any Bank or Agent under this Agreement, such Person's reimbursement obligations in respect of Letters of Credit issued for the account of such Person, and such Person's liabilities and obligations to any Bank or Agent under any other agreement, document or instrument (including any guaranty of another Person's Obligations) executed and delivered in connection with or related to the Documents, whether heretofore, now or hereafter owing, arising, due or payable by or from such Person to any Bank or Agent, howsoever evidenced, created, incurred, acquired or owing, and whether joint, several, primary, secondary, direct, contingent, fixed or otherwise and (ii) such Person's liabilities and obligations to LBNA under the Master Insured Receivables Purchase Agreement up to a maximum of $5,000,000 or such greater limit as may be approved by all of the Banks, which approval may be withheld in the sole discretion of any Bank.

     "Originator" shall have the meaning specified in Section 11.18(D).

     "Participant" shall have the meaning specified in Section 11.18(D).

     "Payment Date" shall mean (A) the last day of an Interest Period in the case of any Interest Period other than an Interest Period as to which Borrower has elected a six-month Interest Period and (B) as to an Interest Period as to which Borrower has elected a six-month Interest Period, the last day of each of the third and sixth months of such Interest Period.

     "Payment Office" shall mean, with respect to any Bank, the address for payments set forth for such Bank on Schedule 6 or such other address as such Bank may from time to time specify in accordance with Section 11.07.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permitted Liens" shall mean:

     (A) liens for taxes, assessments or other governmental charges for the then current year which are not yet due or delinquent;

     (B) liens for taxes, assessments or other governmental charges already due, but the validity of which is being contested at the time in good faith by appropriate proceedings and for which adequate reserve is maintained in accordance with GAAP, and as to which no notice or claim of lien has been filed;

     (C) statutory liens in favor of landlords, carriers, warehousemen and other suppliers of services or materials for sums incurred in the ordinary course of business, provided such sums are not delinquent and do not exceed the sum of $250,000.00 in the aggregate at any time, and other liens of such type which have been improperly asserted and which Borrower is contesting in good faith;

     (D) liens for worker's compensation awards not due or delinquent, and other liens of such type which have been improperly asserted and which Borrower is contesting in good faith;

     (E) pledges or deposits to secure obligations under worker's compensation laws or similar legislation;

     (F) deposits to secure public, statutory or insurance-related obligations of the Person whose assets are subject to such liens;

     (G) liens securing purchase money financing for Equipment acquired by Borrower after the date hereof, provided that (i) each such lien secures only the purchase price of the Equipment so encumbered thereby and (ii) the aggregate amount of new financing secured thereby and incurred after the date of this Agreement does not exceed $2,500,000.00 in any calendar year.

     (H) mortgages, pledges, encumbrances, security interests, assignments and liens listed on Schedule 1, or approved in writing by Agent subsequent to the date hereof,;

     (I) mortgages, pledges, encumbrances, security interests, assignments or liens in favor of Agent; and

     (J) mortgages, pledges, encumbrances, security interests, assignments or liens securing any Debt of Borrower or any Subsidiary of the type described in
Section 6.14(G).

     "Permitted Holders" shall mean J. Craig Sloan, Jorge Andrade, and Howard G. Buffett or their successors and assigns who are Affiliates of the Permitted Holders, members of their families and their heirs or executors.

     "Permitted Stockholder Debt" shall mean any loans made by J. Craig Sloan to Borrower from time to time; provided, that the principal amount of such loans outstanding as of any date shall in no event exceed the sum of $2,500,000 in the aggregate and the interest rate applicable to such loans shall never exceed the Floating Rate in effect from time to time.

     "Person" shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association, joint venture, Governmental Authority, or any other similar entity.

     "Plan" shall mean any employee benefit plan or other plan for any employees of Borrower or any employees of any Subsidiary of Borrower or any ERISA Affiliate.

     "Post-Term L/Cs" shall have the meaning specified in Section 2.01(C).

     "Prime Rate" shall mean the rate of interest referred to by Agent from time to time as its prime rate, as fixed by the management of Agent for the guidance of its loan officers, whether or not such rate is otherwise published, with each change in such prime rate to take effect on the same day as the determination of each change by Agent. Such rate is not necessarily the most favorable rate offered by Agent to its borrowers.

     "Replacement Bank" shall have the meaning specified in Section 2.02(M).

     "Pro Rata Share" shall mean as to any Bank at any time, the percentage equivalent (expressed as a decimal rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

     "Reportable Event" shall mean any of the events described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and (b)(3) thereof.

     "Reserve Percentage" shall mean, for the purpose of computing the Adjusted LIBOR Rate the reserve requirement imposed by the FRB under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments of such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, Euro-Dollar Loans shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D.

     "Restructuring Fee" shall have the meaning specified in Section 2.06(A).

     "Revolving Credit Loan" shall have the meaning specified in Section
2.01(A).

     "Revolving Credit Loan Commitment" shall have the meaning specified in
Section 2.01(A).

     "Revolving Credit Loan Termination Date" shall have the meaning specified in Section 2.01(A).

     "Revolving Credit Note" shall have the meaning specified in Section
2.01(E).

     "Senior Debt" shall mean all interest bearing Debt of Borrower and its Subsidiaries, determined on a consolidated basis, other than Subordinated Debt. For purposes of determining such interest bearing Debt with respect to Borrower, there shall be included the average usage by Borrower under the Revolving Credit Loan Commitment for the four calendar quarters immediately preceding determination, as determined in the sole discretion of Agent.

     "Senior Debt to EBITDA Ratio" shall mean the ratio of (x) all Senior Debt to (y) EBITDA.

     "Special Collateral" shall have the meaning specified in Section 4.06.

     "Stock" shall mean all shares, options, interests, participations or other equivalents, howsoever designated, of or in a corporation, partnership or similar entity, whether voting or nonvoting, including common stock, warrants, preferred stock, convertible debentures, partnership interests and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

     "Stockholder Agreements" shall mean each of the Second Amended and Restated Stock Restriction and Buy-Sell Agreement made as of March 3, 2001 by and between each of the Permitted Holders of Borrower with respect to Borrower's voting Stock and the Second Amended and Restated Stock Restriction and Buy-Sell Agreement - Non-Voting Shares made as of March 31, 2001 among Borrower, the Permitted Holders and other persons named therein, as amended.

     "Stockholders" shall mean those parties named as the stockholders of Borrower on Schedule 5.

     "Subordinated Debt" shall mean any Debt of Borrower which is expressly subordinated to the Obligations of Borrower pursuant to the terms of a written agreement among Borrower, the Person to whom such Debt is owed and Agent, the terms of which are satisfactory to Agent in all respects; including the Debt evidenced by the Subordinated Notes.

     "Subordinated Notes" shall mean the $100,000,000 aggregate principal amount of 10.25% Senior Subordinated Notes due November 2007 issued under the Indenture.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or similar entity of which fifty percent (50%) or more of the outstanding Stock having ordinary voting power is at the time, directly or indirectly, owned by such Person and/or one or more of such Person's Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

     "Supplemental Documentation" shall mean all agreements, instruments, documents, financing statements, warehouse receipts, schedules of accounts assigned, mortgages, certificates of title and other written matter necessary or requested by Agent to create, evidence, enforce, perfect or maintain perfected the Banks' security interest in the Collateral and to consummate the transactions contemplated in or by this Agreement and the other Loan Documents.

     "Tangible Net Worth" means the shareholders' equity of Borrower, excluding the cumulative translation adjustment, all as determined in accordance with GAAP, less all intangible assets, including goodwill, franchises, licenses, patents, trademarks and copyrights.

     "Term Loan 1" shall have the meaning specified in Section 2.01(F).

     "Term Loan 2" shall have the meaning specified in Section 2.01(F).

     "Term Loan Termination Date" shall have the meaning specified in Section 2.01(G).

     "Term Loans" shall mean Term Loan 1 and Term Loan 2.

     "Term Note 1" shall have the meaning specified in Section 2.01(F).

     "Term Note 2" shall have the meaning specified in Section 2.01(F).

     "Term Notes" shall mean Term Note 1 and Term Note 2.

     "Tranche" shall have the meaning specified in Section 2.01(I).

     "UCC" shall mean the Uniform Commercial Code (or any successor statute) of the State of Illinois or of any other State the laws of which are required by
Section 9-103 of the Uniform Commercial Code of the State of Illinois to be applied in connection with the issue of perfection of security interests, in each case as in effect from time to time.

     "Unmatured Event of Default" shall mean any event which occurs or condition which exists which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

     1.02 Other Interpretative Provisions. Words and phrases not defined herein shall be construed according to their ordinary meanings as the context requires. The following words and phrases shall be construed as follows: (i) "at any time" shall be construed as "at any time or from time to time"; (ii) "any" shall be construed as "any and all"; (iii) "include" and "including" shall each be construed as "including but not limited to"; (iv) "will" and "shall" shall each be construed as mandatory;
(v) "control," "controlling" and "controlled" shall be construed as the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise; and (vi) "may" shall be construed as meaning that a party "may, but shall not be obligated to," perform an act or do anything. Except as otherwise specifically indicated, all references to Article or Section numbers and letters shall refer to Articles and Sections of this Agreement. The words "hereby," "hereof," "hereto," "herein," and "hereunder" and any similar terms shall refer to this Agreement as a whole and not to any particular Article or Section. Words of the masculine, feminine, or neuter gender shall mean and include the corresponding words of other genders, and words implying the singular number shall mean and include the plural number and vice versa. The Article and Section headings are inserted in this Agreement for convenience only and are not intended, and shall not be construed, to limit, enlarge, or affect the scope or intent of this Agreement or the meaning of any provision hereof. All references to any agreement or instrument (including this Agreement) shall be to such agreement or instrument as in effect from time to time, including any amendments, replacements, restatements and/or modifications thereof and/or supplements thereto.

     1.03 Accounting Principles. Any accounting terms used in this Agreement which are not specifically defined shall have the meaning customarily given them in accordance with GAAP; provided, however, that, in the event that changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after such date as Borrower and the Banks shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     1.04 UCC Terms. Subject to Section 1.03, terms used in this Agreement but not otherwise defined have the meanings assigned to such terms in the UCC.

     ARTICLE II.  THE LOANS.

     2.01 Revolving Credit Loans and Term Loans. (A) Subject to the terms and conditions of this Agreement, the Banks will make available to Borrower a revolving credit facility in an aggregate amount not to exceed the lesser of (x) the Available RCL Amount or (y) the Borrowing Base (the "Revolving Credit Loan Commitment"), pursuant to which each Bank may from time to time: make revolving credit advances to Borrower, but in the aggregate, not to exceed the amount set forth on Schedule 6 (together with the Term Loan Commitment shown on Schedule 6, and as the same may be reduced by one or more assignments under Section 11.18, such Bank's "Commitment"). Any revolving credit advance made pursuant to the Revolving Credit Loan Commitment as described in clauses (x) or (y) of the immediately preceding sentence is referred to herein as a "Revolving Credit Loan." The amount otherwise available for borrowing under the Revolving Credit Loan Commitment shall be reduced by: (i) the aggregate face amounts of all Letters of Credit issued by the Issuing Bank for the account of Borrower and outstanding or drawn but unreimbursed from time to time, which shall in no event exceed $20,000,000 at any time, (ii) $5,000,000 of Debt of FarmPro, Inc. guaranteed by Borrower and (iii) the amount of Revolving Credit Loans outstanding.

     The face amount of all Letters of Credit issued by the Issuing Bank for the account of Borrower under the Original Loan Agreement that are outstanding or drawn but unreimbursed as of the date hereof shall be deemed Letters of Credit issued pursuant to, and subject to the terms, conditions and limitations of, this Agreement. The Revolving Credit Loan Commitment shall terminate on July
__, 2004 (the "Revolving Credit Loan Termination Date").   The Revolving Credit
Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by Agent and each Bank shall be conclusive and binding evidence of the amount of the Revolving Credit Loans made by the Banks to Borrower and the interest and payments thereon, absent manifest error. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the Obligations of Borrower hereunder to pay any amount owing with respect to the Loans or Letter of Credit Obligations.

     (B) Borrower may, from time to time, request whether for its own account, by giving notice ("Notice of Revolving Credit Borrowing") to Agent prior to 11:00 a.m., that Revolving Credit Loans be made in an aggregate amount specified, in a form specified (cash disbursement or continuation of outstanding
Loan) and on the Business Day specified in such request (which as to Euro-Dollar Loans must also be a Euro-Dollar Business Day). Floating Rate Loans may be disbursed on the date requested. If Borrower elects whether for its own account to pay interest on any Revolving Credit Loan based on a Euro-Dollar Rate, notice must be given to Agent at least three Euro-Dollar Business days prior to the requested disbursement date. Any such notice must also specify the Interest Period selected by Borrower for each Loan based on a Euro-Dollar Rate and each request for a Euro-Dollar Loan and Interest Period with respect thereto shall be irrevocable once given. Not later than 1:00 p.m., Chicago time, on the date specified in such request, the Bank shall make the Revolving Credit Loan(s) to Borrower in the aggregate amount specified in such request, or convert or continue the outstanding Loan, as the case may be. Agent will promptly notify each Bank of its receipt of any Notice of Revolving Credit Borrowing, conversion or continuation of an outstanding Loan, of the name of the applicable Borrower and of the amount of such Bank's Pro Rata Share of that borrowing. Each Bank will make the amount of its Pro Rata Share of each borrowing available to Agent for the account of the applicable Borrower at Agent's Payment Office by 11:00 a.m. (Chicago time) on the borrowing date requested by Borrower in funds immediately available to Agent. The proceeds of all Revolving Credit Loans will then be made available to Borrower by Agent by wire transfer in accordance with written instructions provided to Agent by such Borrower.

     After giving effect to any Revolving Credit Loan borrowings, unless Agent shall otherwise consent, there may not be more than ten different Interest Periods in effect in respect of all Loans together then outstanding.

     Notwithstanding anything contained in this Agreement to the contrary, all amounts outstanding as Revolving Credit Loans in excess of the Borrowing Base minus the Borrowing Base Overadvance must be an overnight Euro-Dollar Loan.

     (C) The proceeds of Revolving Credit Loans shall be disbursed by deposit to Borrower's account maintained at LBNA or otherwise in accordance with the written instructions of Borrower or the other provisions of this Agreement. Revolving Credit Loans shall be used by Borrower solely for its working capital and general corporate purposes, Letters of Credit for Borrower's working capital and general corporate purposes. The Issuing Bank may from time to time issue one or more Letters of Credit at the request and for the account of Borrower, provided: (i) the aggregate amount of Letters of Credit outstanding including those being requested (a) plus amounts drawn under Letters of Credit but not repaid to the Bank plus (b) the principal sum of advances of Revolving Credit Loans outstanding plus (c) $5,000,000 of Debt of Farm Pro, Inc. guaranteed by Borrower, does not exceed the lesser of (x) the Available RCL Amount or (y) the Borrowing Base; (ii) Borrower pays to the Issuing Bank a Letter of Credit issuance fee equal to Agent's standard issuance fee in effect from time to time;
(iii) Borrower executes and delivers to the Issuing Bank a Letter of Credit Application in the form of Exhibit G, including a LaSalle L/C Connection Agreement in the form of Exhibit H; (iv) the Issuing Bank is not restricted or prohibited from issuing such Letter of Credit by any Law, regulation or policy of any Governmental Authority or by any policy of the Issuing Bank, and (v) the aggregate amount of Letters of Credit outstanding including those being requested plus amounts drawn under Letter of Credit but not repaid to the Issuing Bank does not exceed the lesser of (x) $20,000,000 or (y) the Borrowing Base. Borrower's Obligations under this Agreement shall include reimbursement obligations regarding Letters of Credit ("Letter of Credit Obligations") and shall be secured by the Collateral in accordance with Article IV and any other collateral pledged to secure such Obligations pursuant to any of the Loan Documents.

     Borrower agrees to reimburse the Issuing Bank on demand for each payment made by the Issuing Bank under or pursuant to any Letter of Credit or any draft drawn on the Issuing Bank pursuant to a Letter of Credit. The Issuing Bank may, in its sole discretion, provide for such reimbursement by advancing the amount thereof to Borrower as a Revolving Credit Loan. In the event the Issuing Bank does not, in accordance with the terms and conditions hereof, make a Revolving Credit Loan for reimbursement, Borrower agrees to reimburse the Issuing Bank in the amount of such payment and shall also pay to the Issuing Bank, on demand, interest at the rate provided in Section 2.02(B) on any amount paid by the Issuing Bank under or pursuant to any Letter of Credit or any draft drawn on the Issuing Bank pursuant to a Letter of Credit from the date of payment until the date of reimbursement to the Issuing Bank.

     Notwithstanding anything to the contrary herein or in any Letter of Credit application of Borrower or other Document, upon the occurrence of an Event of Default, an amount equal to the aggregate amount of the outstanding Letters of Credit and all drawn but unreimbursed Letters of Credit shall, at the Issuing Bank's option and without demand upon or further notice to Borrower, be deemed (as between the Issuing Bank and Borrower) to have been paid or disbursed by the Issuing Bank under the Letters of Credit (notwithstanding that such amounts may not in fact have been so paid or disbursed), and a Revolving Credit Loan to Borrower in the amount of such Letter of Credit Obligations to have been made and accepted, which Revolving Credit Loan shall be immediately due and payable. In lieu of the foregoing, at the election of the Issuing Bank at any time after an Event of Default, Borrower shall, upon the Issuing Bank's demand, deliver to the Issuing Bank cash, or other collateral of a type satisfactory to the Issuing Bank, having a value, as determined by the Issuing Bank in its reasonable judgment, equal to the aggregate Letter of Credit Obligations. Any such collateral and/or any amounts received by Issuing Bank in payment of the Revolving Credit Loan made pursuant to this subparagraph shall be held by Issuing Bank in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Issuing Bank as collateral security for Borrower's Obligations in respect of this Agreement and each of the Letters of Credit. Such amounts shall not be used by the Issuing Bank to pay any amounts drawn or paid under or pursuant to any Letter of Credit, but may be applied to reimburse the Issuing Bank for drawings or payments under or pursuant to any Letter of Credit which the Issuing Bank has paid, or if no such reimbursement is required, any cash collateral account established pursuant to this paragraph following payment in full of all of the Obligations, which are not (as determined by the Issuing Bank) to be applied to reimburse Bank for amounts actually paid by the Issuing Bank in respect of Letter of Credit, shall be returned to Borrower (after deduction of the Issuing Bank's reasonable expenses).

     Each Bank hereby purchases and takes from the Issuing Bank an undivided participation and interest in and to each Letter of Credit, including any existing Letters of Credit, ratably according to such Bank's Pro Rata Share, with a corresponding interest in and to any guaranty relating to such Letter of Credit and all collateral to which such Letter of Credit is entitled; provided, however, that no Bank other than the Issuing Bank shall purchase or take any undivided participation interest in and to any Letter of Credit issued by the Issuing Bank that has an expiration date later than the Revolving Credit Loan Termination Date.

     This Agreement and any Letter of Credit application or other Document regarding Letters of Credit shall be interpreted as supplemental to each other. However, in the event of an express conflict in terms, the terms of this Agreement shall govern.

     No Letter of Credit shall (i) be issued after the Revolving Credit Loan Termination Date and (ii) have an expiration date later than the Revolving Credit Loan Termination Date.

     Notwithstanding the above, the Issuing Bank will, upon Borrower's request, issue for the account of Borrower Letters of Credit having terms which expire after the expiration of the Revolving Credit Loan Termination Date ("Post-Term L/Cs"). All security interests granted by Borrower to Agent under this Agreement shall secure, inter alia, Letter of Credit Obligations in respect of all Post-Term L/Cs; provided, however, that upon payment and satisfaction in full of all Obligations of Borrower in respect of the Revolving Credit Loans, and further provided (1) no Event of Default or Unmatured Event of Default exists, (2) all funding obligations of the Banks to Borrower have been terminated, and (3) Borrower has no Obligations hereunder other than those in respect of Post-Term L/Cs, Agent will, upon request of Borrower, release the security interests granted by Borrower pursuant to this Agreement, provided that Agent receives replacement cash collateral in an amount, covering such Letter of Credit Obligations, and pursuant to such documents, as Agent shall deem necessary in its sole discretion, (iii) no Post-Term L/Cs shall have a term which expires more than three years after the expiration of the Revolving Credit Loan Termination Date, and (iv) the aggregate face amounts of the Post-Term L/Cs shall not exceed $6,000,000.00.

     (D) All outstanding Revolving Credit Loans together with any accrued but unpaid interest thereon shall be repaid in full on the Revolving Credit Loan Termination Date. In addition, outstanding Revolving Credit Loans shall be repaid immediately, without the necessity of any demand or notice from Agent or any other Bank, if and to the extent that they exceed the limitations imposed by
Section 2.02(A). Borrower may repay and reborrow under the Revolving Credit Loan Commitment subject to the terms and conditions of this Agreement.

     (E) The Revolving Credit Loans shall be evidenced by notes in the form of Exhibit A (each a "Revolving Credit Note").

     (F) Subject to the terms and conditions of this Agreement, the Banks shall make to Borrower (i) a term loan in the aggregate principal amount of $9,200,000.00 ("Term Loan 1") and (ii) a term loan in the aggregate principal amount of $7,700,000.00 ("Term Loan 2"). Each Bank's Pro Rata Share of each of the Term Loans is set forth on Schedule 6. The disbursement of the Term Loans pursuant to this Section 2.01(F) shall be made in accordance with the written instructions of Borrower on the date hereof.

     (G) Term Loan 1 shall be evidenced by notes, maturing on July __, 2006, (the "Term Loan Termination Date"), in the form of Exhibit B-1 (each, "Term Note 1"). Term Loan 2 shall be evidenced by notes, maturing on the Term Loan Termination Date, in the form of Exhibit B-2 (each, "Term Note 2").

     (H) Term Loan 1 shall be repaid by Borrower in 20 installments of $460,000.00 each, payable on the first day of each October, January, April and July hereafter, commencing October 1, 2001. Term Loan 2 shall be repaid by Borrower in 20 installments of $129,000.00 each, payable on the first day of each October, January, April and July hereafter, commencing October 1, 2001. In addition, Borrower shall make a principal payment with respect to Term Loan 2 on or before March 30 of each calendar year in an amount equal to 50% of the Excess Cash Flow for the immediately preceding calendar year.

     Any principal outstanding under either of the Term Loans, together with any interest thereon which is accrued but not paid, shall be payable on the Term Loan Termination Date.

     (I) Borrower may from time to time request that any portion of either Term Loan (each a "Tranche") in excess of $1,000,000 (with increments of $500,000 above $1,000,000) bear interest at a Euro-Dollar Rate, upon at least three Euro-Dollar Business Days' notice to Bank specifying the desired Interest Period to be applicable to such Tranche in accordance with and subject to the mechanics described in Section 2.01(B); provided, however, that in no event shall more than an aggregate of six such Tranches be outstanding at any time with respect to the Term Loans.

     2.02 Interest on Loans. (A) Except as provided in Section 2.02(B), (i) while a Term Loan or any portion thereof is a Euro-Dollar Loan, it shall bear interest at a per-annum rate equal to the applicable Euro-Dollar Rate, and at other times it shall bear interest at the applicable Floating Rate and (ii) while any Revolving Credit Loan is a Euro-Dollar Loan, it shall bear interest at a per-annum rate equal to the applicable Euro-Dollar Rate, and at other times it shall bear interest at the applicable Floating Rate. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on the Floating Rate Loans shall be paid monthly in arrears commencing on August 1, 2001 and continuing on the first day of each month thereafter. Interest on each Euro-Dollar Loan (including any Euro-Dollar Loans outstanding as of the date hereof under the Original Loan Agreement) shall be paid on the applicable Payment Date.

     (B) Any Obligation of Borrower which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the interest rate then in effect with respect thereto plus two percent. In addition, after the occurrence of any Event of Default and delivery to Borrower of Agent's notice to charge post-default interest, all Obligations of Borrower shall bear interest at the highest rate provided for in the immediately preceding sentence.

     (C) In the event Borrower elect to pay interest on any Loan based on a Euro-Dollar Rate, upon the expiry of the applicable Interest Period, such Loan shall bear interest at the applicable rate determined by reference to the Floating Rate unless Borrower repays such Loan on the Payment Date or Borrower timely elects, in the manner provided herein, to pay interest based on a Euro-Dollar Rate prior to such expiry.

     (D) Notwithstanding any other provisions of this Agreement, if at any time a Bank shall determine in good faith that any change in applicable law or regulation or in the interpretation thereof makes it unlawful or unduly burdensome for such Bank to make or continue to maintain any Euro-Dollar Loan, then such Bank shall promptly give notice thereof to Agent and Borrower, and such Bank's obligation to make, continue or effect by conversion such Euro-Dollar Loan under this Agreement shall terminate until it is no longer unlawful or unduly burdensome for such Bank to make such Euro-Dollar Loan. In such event, Borrower shall prepay on demand the outstanding principal amount of the affected Euro-Dollar Loans, together with all interest accrued thereon and all other amounts payable to such Bank under this Agreement; provided, however, Borrower may then elect to borrow the principal amount of such Euro-Dollar Loans by means of a Floating Rate Loan subject to the terms and conditions of this Agreement. If the obligation of any Bank to make or maintain Euro-Dollar Loans has been so terminated or suspended, Borrower may elect, by giving notice to such Bank through Agent that all Loans which would otherwise be made by such Bank to such Borrower as Euro-Dollar Loans shall be instead Floating Rate Loans.

     (E) Notwithstanding any other provision of this Agreement to the contrary, if prior to the commencement of any Interest Period any Bank shall determine (i) that deposits in the amount of any Euro-Dollar Loan scheduled to be outstanding are not available to such Bank in the relevant market or (ii) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate, then such Bank shall promptly give notice thereof to Agent and Borrower and the obligation of such Bank to make or effect by conversion any such Euro-Dollar Loan in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining the Adjusted LIBOR Rate. Upon the giving of such notice, Borrower may elect to either (i) pay or prepay, as the case may be, such affected Loan together with all accrued interest thereon and all other amounts payable to such Bank under
Section 2.02(H) or (ii) convert such affected Loan to a Floating Rate Loan, subject to all the terms and conditions of this Agreement.

     (F) With respect to the Euro-Dollar Loans, if a Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including Regulation D of the FRB) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its Euro-Dollar Lending Office or the Euro-Dollar Loans contemplated by this Agreement (whether or not having the force of law) shall:

     (i) impose, modify or deem applicable any reserve (but excluding with respect to any Euro-Dollar Loan any reserve percentage included in determining the applicable Adjusted LIBOR Rate), capital, special deposit, compulsory loan, assessment or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Bank or an office thereof;

     (ii) subject such Bank, any Euro-Dollar Loan or the Note evidencing such Euro-Dollar Loans to any tax (including any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Euro-Dollar Loan or any Note evidencing a Euro-Dollar Loan, except such taxes as may be measured by the overall net income of such Bank or its Euro-Dollar Lending Office and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank's principal executive office or its Euro-Dollar Lending Office is located;

     (iii) change the basis of taxation of payments of principal and interest due from Borrower to such Bank hereunder or under any Note evidencing a Euro-Dollar Loan (other than by a change in taxation of the overall net income of such Bank); or

     (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any Euro-Dollar Loan or any Note evidencing a Euro-Dollar Loan except for any penalty which results directly from the negligence or misconduct of the Bank in requesting such reimbursement;

and such Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining any Euro-Dollar Loan hereunder or to reduce the amount of principal or interest received by such Bank (without benefit of, or credit for, any prorations, exemptions, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then Borrower shall pay to such Bank on demand, from time to time as specified by the Bank, such additional amounts as such Bank shall determine are sufficient to compensate and indemnify such Bank for such increased cost or reduced amount; provided that such Bank shall give prior notice of such increased cost or reduced amount and Borrower may at their option, prepay such affected Euro-Dollar Loans together with the amount payable pursuant to Section 2.03(H). If a Bank makes such a claim for compensation, it shall provide to Borrower a certificate setting forth such increased cost or reduced amount and the basis for such determination as a result of any event mentioned herein and such certificate shall in the absence of manifest error, constitute prima facie evidence as to the amount thereof.

     (G) If prior to any Interest Period a Bank shall have determined (which determination shall be conclusive and binding upon Borrower) that the method of computing the rate of interest applicable to any Euro-Dollar Loan does not accurately reflect the cost to such Bank of making or effecting by conversion any such Euro-Dollar Loan, then such Bank shall give prompt telephonic, telex or telegraphic notice of such determination to Agent and Borrower. After such notice and in the event Borrower desires to make or effect by conversion such Euro-Dollar Loan, during the 30 calendar days next succeeding the giving of such notice, Borrower and the affected Bank shall negotiate in good faith in order to arrive at a mutually satisfactory method of computing the interest rate applicable to the Euro-Dollar Loans hereunder, as the case may be, to be substituted for the interest rate specified in this Agreement. If within such 30 day period Borrower and the affected Bank shall agree in writing upon a substituted interest rate, then such substituted interest rate shall be effective from the first day of the relevant Interest Period for such Euro-Dollar Loan. If Borrower and the affected Bank are unable to agree in writing upon a substituted rate within the above 30 day period, then Borrower shall on demand either (i) prepay, without penalty or charge, the relevant Euro-Dollar Loans, in full, or (ii) convert such Euro-Dollar Loans into Floating Rate Loans subject to all the terms and conditions of this Agreement, and, in either case, shall pay interest thereon from the date such Euro-Dollar Loan was made or effected by conversion until such Euro-Dollar Loan is prepaid or converted, as the case may be, at the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1%) which is equal to the sum of (i) 3.5% and (ii) the effective cost as computed by the affected Bank of maintaining such Loan from deposits obtained in the secondary market, together with all other amounts then due and payable to the affected Bank under this Agreement. A certificate as to such effective cost and the manner of the computation of such cost shall, in the absence of manifest error, constitute prima facie evidence as to the amount thereof.

     (H) In the event a Bank shall incur any loss, cost or expense (including any loss of profit and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Euro-Dollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Bank) as a result of:

     (i) any payment (including any prepayment) of a Euro-Dollar Loan on a date other than the last day of the then applicable Interest Period;

     (ii) any failure by Borrower to borrow a Euro-Dollar Loan on the date specified in its notice given pursuant to this Agreement;

     (iii) any failure by Borrower to make any payment of principal or interest when due on any Euro-Dollar Loan, whether at stated maturity, by acceleration or otherwise; or

     (iv)   the occurrence of any Event of Default;

then, upon the demand of the Bank, Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense to the extent such loss, cost or expense is not otherwise reimbursed by the after-maturity interest rate specified in this Agreement or reimbursed pursuant to Section 11.03. If a Bank makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the manner of computation of the same and such certificate shall constitute, in the absence of manifest error, prima facie evidence as to the amount thereof.

     (I) Any Bank may, at its option, elect to make, fund or maintain its Loans hereunder at the branch or office specified on the signature page hereto or such other of its branches or offices as the Bank may from time to time elect.

     (J) Notwithstanding any provision of this Agreement to the contrary, such Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder as to Euro-Dollar Loans shall be made as if the Bank had actually funded and maintained each Euro-Dollar Loan during each Interest Period for such Euro-Dollar Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Euro-Dollar Rate for such Interest Period.

     (K) The provisions of Section 2.02 shall survive for a period of six months following the later of the termination of this Agreement and the payment in full of the Revolving Credit Loans.

     (L) Each Bank agrees that in making calculations and determinations under Sections 2.02(F), (G) and (H), it will do so in good faith and will make allocations, on an equitable basis, of amounts to be charged to Borrower and to other customers of the Bank which have arrangements for LIBOR borrowings similar to those hereunder.

     (M) Each Bank shall promptly notify Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's sole judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Section 2.02(G) or (ii) the occurrence of any circumstances described in Sections 2.02(D), (E), or (F) (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify Borrower and Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank.

     If Borrower becomes obligated to pay additional amounts to any Bank pursuant to Section 2.02(G), or any Bank gives notice of the occurrence of any circumstances described in Sections 2.02(D), (E) or (F), Borrower may designate another bank which is acceptable to Agent in its reasonable discretion (such other bank being called a "Replacement Bank") to purchase the Loans of such Bank and such Bank's rights hereunder, and to assume such Bank's Commitment and other obligations hereunder, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement, and to assume all the obligations of such Bank hereunder, and, upon such purchase, such Bank shall no longer be a party hereto or have any rights hereunder (other than indemnities and other similar rights applicable to such Bank prior to the date of such assignment and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.

     2.03 Maximum Rate Permitted. If, at any time, the interest rate and other charges imposed hereunder shall be deemed by any competent Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, for such time as the interest and such charges would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest and charges permissible under such Laws.

     2.04 Prepayment. Borrower may prepay either Term Loan without penalty, premium or additional charge (except as provided in Sections 2.02(D) through (H)) at any time and in whole or in part (but, if in part, then in an amount not less than $1,000,000.00 or a whole multiple thereof).

     2.05 Application of Payments. All payments, which are not prepayments, received from Borrower for payment on the Loans shall be applied by Agent first to unpaid interest due and payable on the Term Loan, second to unpaid interest due and payable on the Revolving Credit Loans, third to installments in respect of the Term Loan then due or past due, fourth to the reduction of the principal outstanding on the Revolving Credit Loans (Borrower may designate whether payments are to be applied to other Revolving Credit Loans, and in the absence of such designation Agent may direct the application in its discretion), and fifth to further reduction of the principal amount of the Term Loan in inverse order of maturity.

     2.06 Fees. (A) Borrower shall pay the Agent a loan restructuring fee in an amount equal to $150,000 (the "Restructuring Fee"), which shall be deemed fully earned and nonrefundable as of the date of Closing. The Restructuring Fee shall be paid to each Bank in accordance with Schedule 6.

           (B) Borrower shall pay Agent a fee (the "Non-Use Fee") equal to the Applicable Margin per annum multiplied by the daily unused portion of the Revolving Credit Loan Commitment. For purposes of calculating the Non-Use Fee as provided in the immediately preceding sentence, any amount of Debt of FarmPro, Inc. that is guaranteed by Borrower shall be deemed to be included as part of the unused portion of the Revolving Credit Loan Commitment. The Non-Use Fee shall be payable quarterly in arrears on the first day of each April, July, October and January hereafter.

           (C) Borrower shall pay an annual fee to Agent in the amount, in the manner and at the time set forth in the fee letter dated August 6, 1998 by and between Agent and Borrower.

           (D) On the date of issuance of each standby Letter of Credit, Borrower shall pay a fronting fee to the Issuing Bank in an amount equal to 1.0% of the face amount of such Letter of Credit.

     2.07 Payments by Borrowers. (A) All payments to be made by Borrower or Borrowing Subsidiary shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent for the account of the Banks at Agent's Payment Office, and shall be made in U.S. dollars. Such payments shall be in immediately available in funds and made no later than 11:00 a.m. (Chicago time) on the date specified herein. Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by Agent later than the time specified above applicable to such payment shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

     (B) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

     (C) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Banks that a Borrower will not make such payment in full as and when required, Agent may assume that such Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent any Borrower has not made such payment in full to Agent, each Bank shall repay to Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

     2.08 Payments by the Banks to Agent. (A) Unless Agent receives notice from a Bank on or prior to the Closing with respect to such Borrower or, with respect to any borrowing by Borrower after such Closing with respect to such Borrower, at least one Business Day prior to the date of such borrowing, that such Bank will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Bank's Pro Rata Share of the borrowing, Agent may assume that each Bank has made such amount available to Agent in immediately available funds on the borrowing date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Bank shall on the Business Day following such borrowing date make such amount available to Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of Agent submitted to any Bank with respect to amounts owing under this Section 2.08(A) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Bank's Loan on the date of borrowing for all purposes of
this Agreement.   If such amount is not made available to Agent on the Business
Day following the borrowing date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such borrowing.

           (B) The failure of any Bank to make any Loan on any borrowing date shall not relieve any other Bank of any obligation hereunder to make a Loan on such borrowing date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any borrowing date.

     2.09 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it to any Borrower or Letter of Credit Obligations for the account of any Borrower any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder), such Bank shall immediately (a) notify Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them to such Borrower or Letters of Credit issued for the account of such Borrower as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portions of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of such Borrower in the amount of such participation. Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section
2.09 and will in each case notify the Banks following any such purchases or repayments.

     ARTICLE III.  CONDITIONS PRECEDENT

     The obligation of the Banks to make the Loans and issue Letters of Credit is subject to the following conditions precedent:

     3.01 Conditions of Initial Loans and Letters of Credit. Borrower shall have delivered or caused to be delivered to the Bank on or before the date of, but prior to, any disbursement of Revolving Credit Loans and the Term Loan (hereinafter called the "Closing"), the following, each to be satisfactory to Agent in all respects:

     (A)    The documents, certificates and instruments listed on Schedule 7;
and

     (B) Such other documents, certificates and evidence as Agent may request to consummate the transactions contemplated hereby.

     3.02 Conditions of Subsequent Disbursements. At the time of the Closing, at the time of each subsequent disbursement under the Revolving Credit Loan Commitment or issuance of a Letter of Credit, each of the following statements shall be true; and (i) at the Closing, Borrower shall deliver to Agent a certificate dated the date of the Closing, signed by an Authorized Borrower Representative, to such effect, and
(ii) with respect to each subsequent Revolving Credit Loan, Borrower's request for same shall be deemed to be Borrower's representation to such effect at and as of the time such Revolving Credit Loan is made.

     (i) The representations and warranties set forth in this Agreement are true and correct as of such date.

     (ii) No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

     (iii) No material adverse change shall have occurred in the financial condition of Borrower since the date of this Agreement.

     (iv) All liens on Collateral granted to Agent are and remain valid first priority liens (subject only to Permitted Liens) in full force and effect.

     ARTICLE IV.  COLLATERAL SECURITY

     4.01 Collateral. The property in which a security interest is granted pursuant to the provisions of Sections 4.02 and 4.03 is herein collectively called the "Collateral." The Collateral, together with all of Borrower's other property of any kind held by any Bank, shall stand as one general, continuing collateral security for all Obligations of Borrower and may be retained by any Bank until all such Obligations have been satisfied in full, and this Agreement shall have been terminated.

     4.02 Amounts Held by Banks. As security for the prompt satisfaction of all Obligations of Borrower, Borrower hereby assigns, transfers and sets over to Agent on behalf of the Banks all of its right, title and interest in and to, and grants Agent on behalf of the Banks' a lien on and a security interest in, all amounts that may be owing from time to time by any Bank to Borrower in any capacity, including any balance or share belonging to Borrower of any deposit or other account with a Bank, which lien and security interest shall be independent of any right of set-off which a Bank may have.

     4.03 Further Collateral. As further security for the prompt satisfaction of all Obligations of Borrower, Borrower hereby assigns, transfers and sets over to Agent on behalf of the Banks all of its right, title and interest in and to, and grants to Agent on behalf of the Banks a lien on and security interest in, all of its right, title and interest in and to the following, wherever located, whether now owned or hereafter acquired or arising, together with all replacements therefor, proceeds, including insurance proceeds, thereof and products thereof:

     (A)   Accounts;

     (B) Certificated Securities, including all Stock of any Subsidiary of Borrower, whether now existing or hereafter formed or acquired, other than any foreign Subsidiary of Borrower;

     (C)   Chattel Paper;

     (D) Computer Hardware and Software and all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing;

     (E)   Deposit Accounts;

     (F)   Documents;

     (G) General Intangibles (including (i) all of Borrower's Intellectual Property, (ii) any rights of Borrower arising from time to time to receive payment under a billing to a person representing such Person's obligation to reimburse to Borrower for indebtedness paid or to be paid by Borrower for such Person's account, (iii) any rights of Borrower arising out of leases, licenses and contracts that are not Accounts and (iv) tax refunds);

     (H) Goods (including all of Borrower's Consumer Goods, Equipment, Farm Products, Fixtures and Inventory, but excluding all Hazardous Substances; provided that this reference to Hazardous Substances does not constitute evidence of any Bank's knowledge of the existence of any Hazardous Substances of Borrower), together with all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor and all accessories, parts and other property used in connection therewith;

     (I)   Instruments;

     (J) Insurance policies (other than key-man life insurance policies), including claims or rights to payment thereunder;

     (K)   Investment Property;

     (L) Liens, guaranties and other rights and privileges pertaining to any of the Collateral;

     (M)   Money cash or cash equivalents (of every jurisdiction whatsoever);

     (N) right, title and interest in any Goods, the sale or lease of which has given or will give rise to, and in all guaranties and other property securing the payment of or performance under, any Account, General Intangible, Chattel Paper or Instrument; and

     (O) Uncertificated Securities, including all Stock of any Subsidiary of Borrower, whether now existing or hereafter formed or acquired, other than any foreign Subsidiary of Borrower;

     (P) as to any foreign Subsidiary of Borrower (whether now existing or hereafter formed or acquired), the maximum percentage of the Stock of such Subsidiary which may be pledged from time to time without causing Borrower to be subject to U.S. income tax on the earnings and profits of such Subsidiary; provided; however, that in the case of Avemarau, Borrower shall pledge 49% of the Stock thereof to the Agent until December 31, 2001 and thereafter, the maximum percentage of the Stock thereof which may be pledged from time to time without causing Borrower to be subject to U.S. income tax on the earnings and profits of Avemarau; and

     (Q)   all books and records pertaining to any of the foregoing.

In addition and as further security, Borrower will execute and deliver to Agent on behalf of the Banks security agreements and such other documents, including financing statements, in connection herewith as shall be required by Agent.

     4.04 First Liens. The liens created in Sections 4.02 and 4.03 shall be first and prior liens, subject only to Permitted Liens.

     4.05 Representatives and Warranties Regarding Collateral. Borrower represents and warrants to Agent and each Bank as follows:

     (A) Borrower is the owner of the Collateral and grants the security interest made in Sections 4.02 and 4.03 in consideration of value given by the Banks, the sufficiency of which Borrower hereby acknowledges.

     (B) Other than the security interests granted in Sections 4.02 and 4.03, the Collateral is free from any lien, security interest, encumbrance or other right, title or interest of any other Person except for Permitted Liens.

     (C) All Collateral is kept solely at the location or locations identified in Schedule 2. Except as specified on Schedule 2, no Collateral is or shall be kept, stored or maintained with a bailee, warehouseman, carrier or similar party without Agent's prior written consent.

     (D) With respect to Accounts of Borrower or any Subsidiary thereof, except as otherwise disclosed by Borrower to Agent in writing:

           (i) the Accounts are genuine, in all respects what they purport to be and are not evidenced by a judgment;

        (ii) the Accounts represent bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents evidencing same;

        (iii) the amounts thereof, which are shown on all such invoices and statements evidencing same, are actually and absolutely owing to Borrower and are not contingent for any reason;

        (iv) to the best of Borrower's knowledge, there are no setoffs, counterclaims or disputes existing or asserted with respect to the Accounts and Borrower has not made any agreement with any Account Debtor thereof for any deduction therefrom;

        (v) to the best of Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of the Accounts or tend to reduce the amount payable thereunder from the amount thereof;

        (vi) to the best of Borrower's knowledge, all of the Account Debtors have the capacity to contract and are solvent;

        (vii) the services and/or goods sold giving rise to the Accounts are not subject to any lien, claim, encumbrance or security interest except that of Agent and except for Permitted Liens;

        (viii) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectability of the Accounts;

        (ix) to the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in a material adverse change in such Account Debtor's financial condition; and

        (x) none of the Accounts is pursuant to an invoice requiring payment in more than 30 days, except for Accounts representing in the aggregate not more than 5% of all Accounts.

     (E) With respect to Inventory of Borrower or any Subsidiary of Borrower, Borrower has correct and accurate records itemizing and describing the type and quantity of Inventory, and Borrower's or such Subsidiary's cost therefor and selling price thereof; provided, however, that it is acknowledged that Borrower does not maintain a perpetual inventory at its manufacturing facilities, but rather performs an annual physical inventory thereat.

     4.06 Special Collateral. Immediately upon Borrower's receipt of that portion of the Collateral, if any, which is evidenced by an instrument and/or document, including promissory notes, documents of title, certificated securities and warehouse receipts (collectively the "Special Collateral") for the purpose of perfecting Agent's security interest in such Special Collateral, Borrower shall deliver the original thereof to Agent, together with appropriate endorsements and/or specific evidence of the assignment thereof to Agent, in form and substance acceptable to Agent; provided, however, that unless there shall exist an Event of Default or Agent shall have specifically requested same, Borrower need not deliver to Agent Special Collateral representing advances to employees.

     4.07 Contracts with U.S. Government. If and to the extent that any of the Collateral is evidenced by, or arises under, any contract with the United States of America or any agency or instrumentality thereof, Borrower will immediately notify Agent of same.

     4.08 Contracts Regarding Collateral. Borrower covenants and agrees with Agent and each Bank as follows:

     (A) Borrower will not hereafter grant a security interest in the Collateral, or transfer the Collateral to any other Person, except as specifically permitted by this Agreement.

     (B) Borrower will at all times defend the Collateral against any claims of any Person adverse to the claims of Agent.

     (C) All of Borrower's places of business, including Borrower's principal office, are described on Schedule 2. All Collateral covered by this Agreement is and will be kept only at location(s) specified on Schedule 2. Collateral shall not be removed to, or kept at, and Borrower shall not establish a place of business at, any other place without the prior written consent of Agent, other than new locations within the 48 contiguous states, provided that (i) at least 60 days prior to the establishment of such new location, Borrower shall have given Bank written notice thereof, and (ii) prior to the establishment of such new location, Borrower shall have delivered to Agent such financing statements, third-party lien waivers and other documentation as Agent shall require in connection therewith. If Collateral is at any time kept or located at locations other than those listed, the Banks' security interest therein shall continue.

     (D) During the preceding five years, neither Borrower nor any predecessor of Borrower has been known as or used any corporate, fictitious or trade names or trade styles, other than those disclosed on Schedule 3.

     (E) All patents, trademarks, service marks and copyrights, and all licenses, registrations and applications for registration thereof, owned, used or to be used by Borrower in the operation of its business, are listed on
Schedule 4. Borrower will promptly notify Agent in writing of Borrower's acquisition of any such assets hereafter occurring.

     (F) The Equipment in which Agent is granted a security interest will not at any time be affixed or attached to any real estate in such a manner that it will become a fixture, unless Agent shall have a first priority, perfected lien on such real estate as security for the Obligations of Borrower. The Equipment will be used or bought for use solely for business purposes.

     (G) Borrower shall permit Agent to inspect and evaluate the Collateral and any books and records of Borrower relating thereto at all reasonable times and to verify any Accounts by any reasonable method satisfactory to Agent, all at the expense and risk of Borrower.

     (H) By identifying Accounts on any schedule or other document delivered to Agent or any Bank, Borrower shall be deemed to be making the representations and warranties contained in Section 4.05(D) with respect to such Accounts.

     (I)   With respect to Accounts, Borrower shall:

           (i) promptly upon Borrower's learning thereof, inform Agent in writing of any material delay in Borrower's performance of any of its obligations to any Account Debtor whose outstanding Accounts aggregate $500,000.00 or more and of any assertion of any claims, offsets or counterclaims by any such Account Debtor and of any extraordinary allowances, credits and/or other monies granted by Borrower to any such Account Debtor;

           (ii) not permit or agree to any material extension, compromise or settlement or make any change or modification of any kind or nature with respect to any material Accounts, including any of the terms relating thereto;

           (iii) promptly upon Borrower's receipt or learning thereof, inform Agent of the commencement of bankruptcy proceedings involving any Account Debtor whose outstanding Accounts aggregate $500,000.00 or more; and

           (iv) other than goods returned in the ordinary course of business and having an aggregate invoice price not exceeding $500,000.00 per year, keep all goods returned by any Account Debtor and all goods repossessed or stopped in transit by Borrower from any Account Debtor segregated from the other property of Borrower, and hold the same as trustee for Agent until resold or otherwise directed in writing by Agent.

     (J) With respect to Inventory, Borrower shall from and after the date hereof keep correct and accurate records reflecting Borrower's cost therefor and the selling price thereof, all of which records shall be available at all reasonable times, upon demand, to any of Agent's officers, employees or agent for inspection and copying thereof.

     (K) Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved; provided, however, that Borrower may sell obsolete Equipment for a price which reasonably approximates its fair market value if the proceeds thereof are paid directly to Agent for application to Borrower's Obligations.

     4.09 Insurance. Borrower shall, at its sole cost and expense, keep and maintain its Inventory and Goods insured for the greater of the full insurable value or the full replacement value thereof against loss or damage by fire, theft, explosions, sprinklers and all other hazards and risks (i) covered by extended coverage and/or (ii) ordinarily insured against by other owners or users of properties in similar businesses. All such policies of insurance shall be in form, with insurers and in such amounts as may be satisfactory to Agent. Borrower shall deliver to Agent a certificate of insurance with respect to each policy of insurance and evidence of payment of all premiums for each such policy. Such policies of insurance shall contain a lender's loss payable endorsement, in form and substance acceptable to Agent, showing loss payable to Agent. Such endorsement or an independent instrument furnished to Agent shall provide that all insurance companies shall give Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Agent. With respect to all claims in excess of $100,000.00, and with respect to all claims of any size at any time during the existence of an Event of Default, Borrower irrevocably appoints Agent and all officers, employees or agents designated by Agent as Borrower's true and lawful attorney and agent in fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, Agent, without waiving or releasing any of the Obligations of Borrower or any Event of Default, may at any time or times thereafter, but shall be under no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems necessary or advisable. All sums so disbursed by Agent, including attorney's fees, court costs, expenses and other charges relating thereto, shall be part of the Obligations, payable by Borrower to Agent on demand.

     4.10 Actions by Agent. Agent may, at any time or times hereafter, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the other Loan Documents, or any Event of Default, pay, acquire and/or accept an assignment of any security interest, lien, claim or encumbrance asserted by any Person against the Collateral. All sums paid by Agent in respect thereof and all costs, fees and expenses, including attorneys' fees, court costs, expenses and other charges relating thereto, which are incurred by Agent on account thereof, shall be payable, upon demand, by Borrower to Agent and shall be additional Obligations of Borrower hereunder secured by the Collateral.

     4.11 Subsidiary Collateral. Simultaneous herewith, DMC is delivering the following: (a) a reaffirmation of guaranty of the Obligations of Borrower, and
(c) an amendments to the security agreement pursuant to which DMC pledged certain assets to secure said guaranty.

     4.12 Survival. Each of the representations, warranties and agreements set forth in this Article IV shall survive the execution and delivery of this Agreement and shall remain effective until this Agreement shall have been terminated and all Obligations of Borrower shall have been paid and satisfied in full.

     4.13 Supplemental Documentation. At Agent's request, Borrower shall execute and deliver to Agent, at any time or times hereafter, all Supplemental Documentation that Agent may request, in form and substance acceptable to Agent, and pay the costs of any recording or filing of the same. Borrower authorizes Agent (and all Persons designated by Agent for that purpose) to file UCC financing statements describing the Collateral and any Supplemental Documentation required hereby, to sign the name of Borrower on any of the Supplemental Documentation and to deliver any of the Supplementation Documentation to such Persons as Agent, in its sole discretion, may elect. Borrower agrees that a carbon, photostatic, photographic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement and may be filed by Agent in any filing office.

     ARTICLE V.  REPRESENTATIONS AND WARRANTIES

     To induce the Banks to consummate the transactions contemplated hereby, Borrower represents and warrants to Agent and each Bank as follows:

     5.01 Corporate Existence. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the lawful power and authority to own its properties and to carry on its business as now conducted, and is qualified to do business and is in good standing as a foreign corporation in the State of Illinois and in each other jurisdiction wherein the nature of the business transacted or to be transacted by it or property owned or to be owned by it makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on its business, properties or condition, financial or otherwise and possesses all material permits necessary to operate the business it conducts.

     5.02 Corporate Authorization. Borrower is empowered to perform all acts and things undertaken and done pursuant to this Agreement and has taken all corporate or other action necessary to authorize the execution, delivery and performance of the Loan Documents. The officers of Borrower executing the Loan Documents have been duly elected or appointed and have been fully authorized to execute such Loan Documents at the time executed. The Loan Documents, when executed and delivered, will be the legal, valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms.

     5.03 Financial Statements. The Financial Statements are complete and accurate, fairly present the financial condition of Borrower at the respective dates thereof and the results of operations for the respective periods covered thereby, and (subject to normal year-end adjustments with respect to interim Financial Statements) were prepared in accordance with GAAP. Borrower does not have any material liabilities or obligations (contingent or otherwise), liability for taxes or unusual forward or long-term commitments, except as disclosed in the Financial Statements, and except for obligations under Stockholder Agreements.

     5.04 No Changes. Since April 30, 2001, there has been no material change in the assets, liabilities or financial condition of Borrower, other than changes arising from transactions in the ordinary course of business and the financing transactions contemplated by this Agreement, and none of such changes has been materially adverse.

     5.05 Litigation. Other than as set forth in Schedule 8, there are no actions, suits or proceedings pending, or, to the best of the knowledge of Borrower, threatened against or affecting Borrower at law or in equity or before or by any Governmental Authority or any foreign equivalent thereof, which involve the reasonable possibility of any material judgment or liability, or which are, in the aggregate, material in light of the financial condition and assets of Borrower. There are no actions, suits, investigations or proceedings pending, or to the best of the knowledge of Borrower, threatened against Borrower or its properties regarding Environmental Laws, the manufacture, storage or treatment of Hazardous Substances or products liability.

     5.06 No Default. Borrower is not in violation of, and the execution and delivery of the Loan Documents and the performance by Borrower of its obligations under the Loan Documents, do not and will not result in Borrower being in violation of or in conflict with, or constitute a default under any of, Borrower's organizational documents, any term or provision of any note, mortgage, indenture, contract, agreement, instrument, judgment or Law applicable to Borrower, or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever (other than those in favor of Bank) upon any of the assets of Borrower pursuant to any such term or provision. Borrower is not in default, after the expiration of any applicable grace or cure periods, in any respect in the performance or fulfillment of any of its obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any of its properties may be bound, and Borrower does not know of any dispute regarding any such agreement or instrument.

     5.07 Use of Proceeds. Borrower's uses of the proceeds of the Loans are, and will continue to be, legal and proper corporate uses which are consistent with all applicable Laws, with Borrower's Certificate of Incorporation, its By-Laws, the resolutions of its Board of Directors, and the terms of this Agreement.

     5.08 Outstanding Debt. Borrower does not have outstanding any Debt (except to the Banks and the Subordinated Notes,) or other obligation for borrowed money, or for the deferred purchase price of property or services and Borrower is not obligated as guarantor, co-signer or otherwise on any Debt or other obligation of any kind of any other Person, except and to the extent shown on the Financial Statements at the date of this Agreement, incurred in the ordinary course of business or pursuant to the Stockholder Agreements or as otherwise permitted hereunder. No Person is in default under any of said obligations.

     5.09 Taxes. All tax returns and reports of Borrower required by law to be filed, have been duly filed, and all taxes, assessments, fees and other governmental charges (other than those presently payable without penalty or interest) upon Borrower or upon any of its properties or assets, which are due and payable, have been paid. The charges, accruals and reserves on the books of Borrower in respect of taxes are considered adequate by Borrower, and Borrower does not know of any assessment of a material nature against it.

     5.10 Compliance. Except to the extent that failure to comply would not materially interfere with the conduct of the business of Borrower, or affect in any way Borrower's obligations (or Banks' rights) under the Loan Documents, Borrower has complied with all applicable laws with respect to: (i) any restrictions, specifications or other requirements pertaining to products that Borrower manufactures and sells or the services it performs, including all Environmental Laws, (ii) the conduct of its business and (iii) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business.

     5.11 Governmental Authorization. No authorization, consent, license or approval of, or filing or registration with, or notification to, any Governmental Authority is required in connection with the execution, delivery or performance of the Loan Documents by Borrower.

     5.12 Title to Properties. Borrower has good and marketable title to all of its assets, all subject to no security interest, encumbrance, lien or claim of any Person excepting only Permitted Liens, and there are no financing statements or other evidence of any such security interest, encumbrance or lien or any claim of any Person on file in any public office other than those evidencing Permitted Liens.

     5.13 Ownership of Stock. Except as set forth on Schedule 5, Borrower does not own, directly or indirectly, any Stock. As of the date of this Agreement, the ownership of all of the issued and outstanding shares of Stock of Borrower is as set forth on Schedule 5. All outstanding shares of Borrower have been duly authorized, validly issued, fully paid and are nonassessable.

     5.14 ERISA Compliance. Borrower is in full compliance with the requirements of ERISA; no fact, including any Reportable Event, exists in connection with any Plan which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by the appropriate United States district court of a trustee to administer any such Plan; none of Borrower, its Subsidiaries and the ERISA Affiliates maintains any Plan which has an "accumulated funding deficiency" (as defined in Section 412 of the

Internal Revenue Code) whether or not waived; none of Borrower, its Subsidiaries and the ERISA Affiliates has incurred or is expected to incur, directly or indirectly, any actual or contingent liabilities arising from plan termination or withdrawal, under Title IV of ERISA; none of Borrower, its Subsidiaries and the ERISA Affiliates has any Plan with an actuarial present value of accrued plan benefits which exceeds the net assets available for such benefits determined as of said Plan's most recent actuarial valuation within the last 12 months; except as disclosed in writing to the Agent prior to the date hereof, none of Borrower, its Subsidiaries and the ERISA Affiliates has any employees who participate in a Multiemployer Plan, and no such Multiemployer Plan is in reorganization under Section 4241 of ERISA or is "insolvent" (as described in Section 4245 of ERISA); and none of Borrower, its Subsidiaries and the ERISA Affiliates nor any fiduciary designated by any of them has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA with respect to any "employee benefit plan," as defined in Section 3(3) of ERISA.

     5.15 Solvency. Borrower retains sufficient capital for the business and transactions in which it engages or intends to engage, no obligation incurred hereby is beyond the ability of Borrower to pay as such obligation matures, Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidating of all or a major portion of any of its property, and Borrower has no knowledge of any person contemplating the filing of any such petition against it.

     5.16 Brokerage. No brokerage commissions, finder's fees or investment banking fees will be payable to any Person engaged by or on behalf of Borrower or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     5.17 Subordinated Notes. The Subordinated Notes have been validly issued in accordance with the terms of the Indenture. Borrower has received the proceeds of the Subordinated Notes. No event of default or event which with the passage of time, the giving of notice or otherwise could constitute an event of default under the Subordinated Notes or the Indenture has occurred. The Obligations of Borrower constitute Senior Indebtedness and Designated Senior Indebtedness under the Indenture.

     5.18   RESERVED.

     5.19 Condition of Business. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the proposed business relationship of Borrower with any customer or group of customers whose purchases individually or in the aggregate are material to the current business of Borrower, or in the proposed business relationship of Borrower with any material supplier, and Borrower reasonably anticipates that all such customers and suppliers will continue a business relationship with Borrower on a basis no less favorable to Borrower than that heretofore conducted; and there exists no other condition or state of facts or circumstances which would materially adversely affect the current operation of the business of Borrower, DMC, or Avemarau after the consummation of the transactions contemplated by this

Agreement on a basis no less favorable to Borrower than that on which it has heretofore been conducted by Borrower.

     5.20 Certain Acts and Regulations. Neither Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940; neither Borrower nor any Subsidiary thereof is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935; and Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock" (as defined in Regulation U of the FRB).

     5.21 Labor Matters. Neither Borrower nor any Subsidiary thereof is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving Borrower or any Subsidiary thereof that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, assets, business or business prospects of Borrower or any such Subsidiary. Hours worked by and payment made to employees of Borrower and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable Law.

     5.22 Intellectual Property. Borrower and each Subsidiary thereof owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of Borrower and its Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a material adverse effect on the financial condition, assets, business or business prospects of Borrower or any such Subsidiary.

     5.23 Grain King, Inc. was dissolved on June 15, 2000. At the time of its dissolution, Grain King, Inc. had no assets, properties or liabilities, other than any contingent liabilities in favor of the Banks pursuant the guaranty and security agreement which Grain King, Inc. had theretofore executed and delivered to the Agent.

     5.24 No Untrue Representations. No representation or warranty by Borrower contained herein or in any certificate or other document furnished by or on behalf of Borrower in connection with the transactions hereunder contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

     5.25 Survival of Representations. All of the representations and warranties set forth in this Article V shall survive and continue to be true, complete and correct until all Obligations of Borrower hereunder are paid and satisfied in full and this Agreement shall have been terminated.

     ARTICLE VI.  NEGATIVE COVENANTS

     Borrower covenants that until all Obligations of Borrower are paid and satisfied in full, and the Banks obligations hereunder have terminated, Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, without the prior consent in writing of the Majority Banks:

     6.01 Negative Pledge. Create, assume, incur or suffer or permit to exist any mortgage, pledge, encumbrance, security interest, assignment, lien or charge of any kind or character upon any of its assets, including its Inventory and Equipment, whether owned at the date hereof or hereafter acquired, excepting only Permitted Liens.

     6.02 Loans. Make any loans, or advances, whether secured or unsecured, to, or make any guaranty of, or otherwise become obligated on behalf of any other Person for, any such loans or advances to, any Person, except for (A) guaranties in favor of the Banks, (B) loans to any of its Subsidiaries, provided such loans do not exceed, when added to the capital contributions referenced in
Section 6.05(C), the sum of $5,000,000 in any 12 month period and (C) advances for business expenses made to employees in the ordinary course of business; provided, however that the aggregate amount of such advances to any employee shall not exceed $500,000 at any one time (other than advances on commissions to employees payable in accordance with Borrower's commission program in effect from time to time, but only so long as the aggregate amount of such advances does not exceed $1,500,000 as of any date).

     6.03 Disposition of Assets. Dispose by sale, assignment, lease, sale and leaseback or otherwise any of the Collateral, whether now owned or hereafter acquired and including any Accounts or Equipment, except that, unless an Event of Default shall exist and Agent shall have required the cessation of inventory sales, (A) such Person may sell its inventory in the ordinary course of business as conducted by it on the date of this Agreement, for a reasonably equivalent value and (B) such Person may sell Equipment no longer used by such Person or which is otherwise obsolete, provided the aggregate dollar value of all such Equipment sold does not exceed the sum of $2,500,000 in any calendar year.

     6.04  [RESERVED]

     6.05 Investments. Own, hold, purchase or acquire Stock, bonds, debentures or other debt or equity securities of, or make any capital contribution to, or make any other investment in any Person or otherwise engage in an Acquisition, or form any Subsidiary; provided, however, (A) Borrower may make an Acquisition or Acquisitions whose total aggregate gross purchase price do not exceed $5,000,000 in any 12-month period, (B) Borrower may hold or form other Subsidiaries (domestic or foreign) if (i) prior to forming a new Subsidiary after the date hereof, Borrower gives 30 days prior written notice thereof to Agent, (ii) the total aggregate amount of assets of all such Subsidiaries other than DMC, and Avemarau does not exceed 10% of the total assets of Borrower and
(iii) prior to forming such Subsidiary, Borrower executes and delivers such documents and instruments to the Agent as the Agent may require to create a perfected, first-priority security interest in and to all of the Stock of such Subsidiary in favor of the Banks (other than any foreign Subsidiary, as to which the percentage of the Stock pledged shall be subject to the limitations set forth in
Section 4.03(G)), (C) Borrower may make capital contributions to Subsidiaries not to exceed, the sum of $5,000,000 in any 12-month period, (D) Borrower or any Subsidiary of Borrower may make Cash Equivalent Investments and (E) Borrower or any Subsidiary of Borrower may make bank deposits in the ordinary course of business.

     6.06 Merger, etc. Make any material change in its financial structure, make any material change in its management (except on prior notice to Agent), change its name (except on 90 days' prior notice to Agent), enter into any merger, consolidation, dissolution, liquidation, reorganization or recapitalization, or reclassification of its Stock, or issue any Stock or issue any warrant, right or option pertaining thereto or other security convertible into any of the foregoing.

     6.07 Change in Business. Engage in business activities or operations substantially different from and unrelated to its business activities on the date of this Agreement.

     6.08 Dividends. Declare or pay any dividends, or redeem or repurchase any of, or make any other payment or distribution on account of, any Stock, except as permitted under the terms of the Indenture; provided, however, that so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrower may make distributions as follows:

           (i) Borrower may make distributions to its stockholders in an amount not to exceed $1,400,000.00 in the aggregate in any fiscal year or $6,400,000 in the aggregate for the period commencing on the date hereof and ending on the earlier to occur of (A) the Term Loan Termination Date or (B) December 31, 2005; and

           (ii) for so long as Borrower maintains its status as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended, Borrower may make distributions to its stockholders in the amounts of the State of Illinois and federal income tax payments (including estimated payments) to the extent then due and attributable to income of the Borrower, determined using the highest State of Illinois and federal income tax rates applicable to any stockholder of Borrower, provided that in the event that aggregate distributions to any stockholder in respect of any fiscal year exceed the actual State of Illinois and federal income taxes of such stockholder attributable to the income of the Borrower in respect of such fiscal year, the amount of such excess shall be repaid to the Borrower by such stockholder or offset against the amounts next distributable to such stockholder pursuant to this provision.

     6.09  Sale - Leaseback.  Enter into any sale-leaseback transaction.

     6.10 Prepayment of Debt. Prepay any Debt, including the Subordinated Debt by way of optional redemption or otherwise, except for prepayment of trade creditors in the ordinary course of business and other prepayments expressly permitted hereunder; or enter into or modify any agreement as a result of which the terms of payment of any Debt are waived or modified.

     6.11 Use of Proceeds. Directly or indirectly apply any part of the proceeds of the Loans for any purpose other than as set forth herein.

     6.12 Margin Stock. Directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the FRB, or any regulations, interpretations or rulings thereunder.

     6.13  ERISA.  Engage in any "prohibited transaction" within the meaning of
Section 4975 of the Internal Revenue Code or Section 406 of ERISA with respect to any "employee benefit plan," as defined in Section 3(3) of ERISA; or effect any termination of any Plan which would result in a liability to Borrower.

     6.14 Other Debt. Create, incur or assume any Debt other than (A) the Loans, (B) the Subordinated Notes, (C) Debt disclosed on Schedule 9, (D) Debt (other than Debt for money borrowed) incurred in the ordinary course of business and which is not prohibited by the other provisions of this Agreement, (E) new mortgage and Equipment financing Debt permitted pursuant to clauses (G) and (H) of the definition of "Permitted Liens", (F) Debt in the form of the guarantee of Debt of FarmPro, Inc., a Pennsylvania corporation in an aggregate amount not in excess of $5,000,000 at any time outstanding; (G) Debt under the Stockholder Agreements to the extent expressly permitted by the terms of the Indenture, (H) Debt of any Subsidiary of Borrower that is owed to any Person other than the Banks or, to the extent otherwise permitted under Section 6.02, Borrower or any other Subsidiary of Borrower, provided such Debt does not exceed the sum of $5,500,000 in the aggregate at any time, (I) Permitted Stockholder Debt and (J) the Avemarau Debt.

     6.15 Transactions with Affiliates. Enter into, or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms which are fully disclosed in writing to Agent and are no less favorable to such Person than would be obtained in a comparable arm's length transaction with a person not an Affiliate.

     6.16 Deposits. Maintain deposit accounts jointly with any Affiliate or commingle any funds with funds of any Affiliate.

     6.17  Fiscal Year.  Change its fiscal year.

     6.18 Subordinated Notes. Amend or modify the terms of the Subordinated Notes or the Indenture.

     ARTICLE VII.  AFFIRMATIVE COVENANTS

     Borrower covenants that until all Obligations of Borrower are paid and satisfied in full, and the Banks' obligations hereunder have terminated, Borrower will, and will cause each of its Subsidiaries to:

     7.01  Financial Statements.  Furnish and deliver to Agent and each Bank:

     (A) as soon as practicable, and in any event within 90 days after the end of each fiscal year, (i) a statement of cash flows of Borrower for such year,
(ii) an income statement of Borrower for such year and (iii) a balance sheet of Borrower as of the end of such year; all in reasonable detail, including all footnotes, and audited by certified public accountants selected by Borrower and reasonably acceptable to Agent and certified by such accountants to have been prepared in accordance with GAAP, except for any inconsistencies explained in such certificate;

     (B) as soon as practicable, and in any event within 30 days after the end of each month commencing with the month ending May 31, 2001, (i) a statement of cash flows of Borrower for such month and the portion of the fiscal year then ended, (ii) an income statement of Borrower for such month and the portion of the fiscal year then ended and (iii) a balance sheet of Borrower as of the end of such month; all in reasonable detail and certified by an Authorized Borrower Representative as complete and accurate in all material respects, fairly presenting the financial condition of Borrower and prepared in accordance with GAAP;

     (C) not later than 45 days after the end of each fiscal year, a detailed budget for the 3 fiscal years next following, containing monthly detail for the first of such 3 years, and annual detail for the following years, and otherwise in form reasonably satisfactory to Agent;

     (D) at the Closing, and thereafter no later than 15 days after the end of each calendar quarter, and at such other times as Agent shall request, an accounts receivable aging in form satisfactory to Agent;

     (E) with each set of calendar quarterly Financial Statements delivered hereunder, a Compliance Certificate of an Authorized Borrower Representative (i) calculating Borrower's compliance (or lack thereof) with the financial covenants in Article VIII hereof, in reasonable detail, and (ii) stating that no Event of Default has occurred and is continuing or if an Event of Default has occurred and is continuing setting forth a description of such event and the steps being taken to remedy such event;

     (F) immediately upon receipt thereof, copies of any management letters, interim and supplemental reports submitted to Borrower by independent accountants in connection with any review of the books of Borrower made by such accountants;

     (G) at the time any independent accounting firm is engaged to perform an audit or other services for Borrower, a letter reasonably acceptable to Agent to the effect that the Banks may rely on such firm's work product; provided, however, that if, after using commercially reasonable efforts, Borrower is unable to cause such firm to deliver a reliance letter to Agent within a reasonable period of time, Borrower shall be relieved of its obligation under this Section 7.01(G);

     (H) upon request by Agent, evidence satisfactory to the Banks of the insurance coverages required under this Agreement;

     (I) with reasonable promptness, such other information materially concerning the business, properties, conditions or operations, financial or otherwise, of Borrower, or compliance by Borrower with any of the covenants in the Loan Documents, as Agent may from time to time reasonably request;

     (J) immediately upon Agent's request, copies of all regular, periodic or special reports of the Company or any Subsidiary thereof filed with the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof; and

     (K) at the Closing, and thereafter no less often than weekly within four Business Days after the end of the previous week, and at such other times as Bank shall request, a borrowing base certificate in the form of Exhibit E.

     7.02  Other Information.  Furnish and deliver to Agent and each Bank:

     (A) immediately after the occurrence thereof, notice of any Event of Default or of any fact, condition or event that with the giving of notice or passage of time or both, would reasonably be expected to become an Event of Default, or of the failure by Borrower to observe any of its respective undertakings hereunder;

     (B) immediately after the occurrence thereof, notice of any default under any Debt, or under any indenture, mortgage or other agreement relating thereto for which Borrower or any of its Subsidiaries is liable;

     (C) immediately after obtaining knowledge thereof, notice of any litigation or proceeding in which Borrower or any of its Subsidiaries is a party if Borrower reasonably estimates that an adverse decision therein would require Borrower or any of its Subsidiaries to pay over more than $500,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance);

     (D) immediately after receipt of notice thereof, notice of the institution of any other suit or proceeding involving Borrower or any of its Subsidiaries that Borrower reasonably determines could materially and adversely affect Borrower's business, properties or financial condition; and

     (E) immediately after the occurrence thereof, notice of any other matter which has resulted in, or might result in, a materially adverse change in the business, properties, or the financial condition of Borrower or any of its Subsidiaries.

     7.03 Taxes. Promptly pay and discharge when due all taxes, assessments and other governmental charges imposed upon it, or upon its income, profits or property, and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon its property; provided, however, that it shall not be required to pay any tax, assessment, charge or claim if so permitted by law, so long as the validity thereof shall be contested in good faith by appropriate proceedings and adequate reserves therefor in accordance with GAAP shall be maintained on its books.

     7.04 Maintenance of Property. Maintain its Inventory, Equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), pay and discharge or cause to be paid and discharged when due, the costs of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on the same except if it is in good faith contesting by appropriate proceedings such amounts due and is maintaining adequate reserves for such liability in accordance with GAAP.

     7.05 Comply with Leases. Maintain and comply with leases covering real property, if any, used by it in accordance with the respective terms thereof so as to prevent any default thereunder which may result in the exercise or enforcement of any landlord's or other lien against it or its property; provided, however, that it may contest any matters in connection with such leases in good faith and by appropriate proceedings if it makes such payments as are required by law and maintains adequate reserves on its books in accordance with GAAP in connection therewith.

     7.06 Maintain Existence; Comply with Law. Maintain its corporate existence, maintain all rights, privileges, franchises, permits and approvals necessary or desirable for the continuation of its business, and comply with the requirements of all material agreements to which it is a party or by which any of its assets is bound, and all applicable Laws, including Environmental Laws, and orders of any Governmental Authority, noncompliance with which would materially adversely affect its business, properties or financial condition, or ability to repay its Obligations.

     7.07 Books and Records. Keep adequate records and books of account and inventory, in which complete entries will be made in accordance with its past practices and consistent with sound business practice, reflecting all of its financial transactions, and collect its accounts only in the ordinary course of business.

     7.08 Inspection. Permit any of Banks' representatives to examine and inspect the Collateral, its business premises, all other of its properties and operations, and all books of account, records, reports and other papers and to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and employees or its independent public accountants (and by this provision Borrower authorizes said accountants to discuss the finances and affairs of Borrower and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested. Borrower shall pay all of any Bank's reasonable expenses incurred in connection with such examinations and inspections.

     7.09 Payment of Debt. Pay when due all of its Debt except if (with respect to Debt other than the Obligations) it is in good faith contesting by appropriate proceedings such amounts due and has maintained adequate reserves for such liability in accordance with GAAP.

     7.10 ERISA. At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each of its Plans; promptly after the filing thereof, furnish to Agent copies of any annual report required to be filed pursuant to ERISA in connection with each Plan; notify Agent as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which might constitute grounds for the termination thereof by PBGC or for the appointment by the appropriate United States district court of a trustee to administer any Plan; and furnish to Agent, promptly upon Agent's request therefor, such additional information concerning any "employee benefit plan," as defined in
Section 3(3) of ERISA, as may be reasonably requested by Agent.

     7.11 Lock Box Account. Maintain a lock box account (the "Lock Box Account"), and shall enter a Lock Box Agreement, with Agent in the form customarily used by Agent (the "Lock Box Agreement"). If at any time Excess Collateral Availability is less than $2,000,000 or if an Event of Default has occurred and is continuing, then in addition to Agent's rights with respect to the Lock Box Account, (i) Agent shall have the rights, remedies and powers set forth in Section 9.02 and (ii) Agent shall have the right to apply to the payment of the Borrower's Obligations then due and owing any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with the Agent or any Bank, and the Agent or such Bank shall give reasonably prompt notification to Borrower after such application. Without limiting the generality of the foregoing, Agent shall the right to receive and open mail addressed to Borrower, to receive cash, checks, drafts, notes and other instruments for the payment of money and to credit any amounts so received against the Obligations then due and owing.

     7.12 Insurance. Maintain, in addition to the insurance on Collateral required pursuant to Section 4.09, (A) liability insurance in form, with insurers and in amounts as may be satisfactory to Agent, showing the Agent and each Bank as an additional insured, and (B) fidelity bonds and such other insurance in form, with insurers and in amounts as may be satisfactory to Agent.

     7.13  Accounts.  Maintain its principal banking accounts with LBNA.

     ARTICLE VIII.  FINANCIAL COVENANTS

     Borrower covenants that until all Obligations of Borrower have been paid and satisfied in full, and the Banks' obligations hereunder have terminated, Borrower on a consolidated basis with its Subsidiaries will:

     8.01 EBITDA. Have and maintain at all times as of the end of any period of four consecutive calendar quarters EBITDA of not less than $22,000,000.00.

     8.02 Senior Debt to EBITDA. Have a Senior Debt to EBITDA Ratio of not more than 2.75 to 1.00 as of the end of any calendar quarter from and after the calendar quarter ending March 31, 2001.

     8.03 Capital Expenditures. Make Capital Expenditures of not more than $4,000,000 in any Fiscal Year of Borrower.

     8.04 Tangible Net Worth. Have and maintain a Tangible Net Worth plus Subordinated Debt of at least $68,600,000 at all times during the Fiscal Year ending December 31, 2000; and at all times during each Fiscal Year thereafter, have a Tangible Net Worth plus Subordinated Debt of at least (x) 30% of Borrower's Net Income for such Fiscal Year plus (y) the Tangible Net Worth plus Subordinated Debt at the end of the immediately preceding Fiscal Year.

     8.05 Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio of not less than (i) 1.10 to 1.00 as of December 31, 2001 and (ii) 1.15 to 1.00 as of the end of each calendar year thereafter commencing with the calendar year ending December 31, 2002.

     ARTICLE IX.  EVENTS OF DEFAULT

     9.01 Event of Default. The occurrence of any of the following events or acts shall constitute an Event of Default ("Event of Default"):

     (A) Borrower defaults in the payment of any of its Obligations or any part thereof when the same shall become due and payable, either by their terms or as otherwise herein provided, and such default continues uncured for a period of two days.

     (B) Any Financial Statement, representation or warranty made by Borrower herein or delivered by Borrower pursuant hereto or otherwise made in writing by Borrower in connection with this Agreement proves to have been false in any material respect as of the date on which it was made or deemed made; Borrower shall default in performance of any of the covenants set forth in Article VII of this Agreement (other than those set forth in Sections 7.01 and 7.02), and such default shall continue uncured for a period of 30 days following the earlier of
(i) notice from Agent to Borrower, or (ii) the day on which Borrower otherwise becomes aware of same; or Borrower defaults in the performance of any of the other covenants, conditions or agreements contained in this Agreement.

     (C) Borrower or any of its Subsidiaries suffers to exist any event of default (other than an event of default which is wrongly asserted by the other party and which Borrower is contesting in good faith) under any agreement binding Borrower or any of its Subsidiaries and involving an obligation in excess of $500,000.00, and such event of default continues beyond any applicable grace period.

     (D) Borrower or any of its Subsidiaries files a petition under any section or chapter of the United States Bankruptcy Code or any similar federal or state law or regulation, Borrower or any of its Subsidiaries admits its inability to pay debts as they mature, Borrower or any of its Subsidiaries makes an assignment for the benefit of one or more of its creditors, Borrower or any of its Subsidiaries makes an application for the appointment of a receiver, trustee or custodian for any of its assets, or Borrower or any of its Subsidiaries files any case or proceeding for its reorganization, dissolution or liquidation or for relief from creditors.

     (E) Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs, a petition under any section or chapter of the United States Bankruptcy Code or any similar federal or state law or regulation is filed against Borrower or any of its Subsidiaries, any case or proceeding is filed against Borrower or any of its Subsidiaries for its reorganization, dissolution or liquidation or for creditor relief, or an application is made by any Person other than Borrower or any of its Subsidiaries for the appointment of a receiver, trustee, or custodian for any of Borrower's or any of its Subsidiaries' assets, and such injunction, restraint, petition or application is not dismissed or stayed within 30 days after the entry or filing thereof.

     (F) Borrower or any of its Subsidiaries conceals or removes or permits to be concealed or removed any part of its property with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers to be made a transfer of any of its property that may be fraudulent under any federal or state bankruptcy, fraudulent conveyance or similar law.

     (G) Borrower or any of its Subsidiaries permits any of its assets to be attached, seized, subjected to a writ or distress warrant, or levied upon, or to come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and does not cause the same to be terminated within 30 days thereafter.

     (H) Other than Permitted Liens, a notice of any charge is filed of record with respect to all or any of Borrower's or any of its Subsidiaries' assets or any charge becomes a lien or encumbrance upon any such assets and the same is not released within 30 days after the same becomes a lien or encumbrance.

     (I) The occurrence of any of the following events: (i) the happening of a Reportable Event with respect to any Plan which Agent determines in good faith might constitute grounds for the termination by the PBGC of such Plan or for the appointment by the appropriate United States district court of a trustee to administer such Plan; (ii) any

Plan which is not "sufficient for benefit liabilities" (as determined under Section 4041(d)(1) of ERISA) shall be terminated; (iii) Borrower, any of its Subsidiaries or any ERISA Affiliate shall effect a complete or partial withdrawal from any Multiemployer Plan without the prior written consent of the Banks and shall have a withdrawal liability (as determined under the Multiemployer Pension Plan Amendments Act of 1980); (iv) Borrower, any of its Subsidiaries or any ERISA Affiliate shall, without the prior written consent of the Banks, withdraw from a Plan under which liability may be imposed pursuant to
Section 4063 of ERISA; (v) the appointment of a trustee by an appropriate United States district court to administer any Plan; or (vi) the institution of any proceedings by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan.

     (J) Borrower or any of its Subsidiaries suffers any final judgment for payment of money in excess of $2,500,000 which shall not be on appeal and does not discharge the same within a period of 30 days.

     (K) A judgment creditor of Borrower obtains possession of any Collateral by any means, including levy, distraint, replevin or self-help.

     (L) The occurrence of a default or an event of default under any of the other Loan Documents which is not cured within the time, if any, specified therefor in such other Document; or the actual or attempted unilateral termination, modification or abrogation by any Person other than the Banks of any obligation under, or of any right or remedy of Banks under, any of the Loan Documents.

     (M) J. Craig Sloan fails to own directly, beneficially and of record a majority of the issued and outstanding voting Stock of Borrower, inclusive of all classes.

     (N) The occurrence of an "Event of Default" under the Subordinated Notes or the Indenture.

     (O) Borrower's Obligations, or any portion thereof, for any reason whatsoever cease to be Senior Indebtedness and Designated Senior Indebtedness under the Indenture.

     9.02 Remedies. Upon the occurrence of any Event of Default, and at any times while any Event of Default shall be continuing, the Banks shall have all rights and remedies provided by this Agreement or any other Document and by applicable law and, without limiting the generality of the foregoing, Agent will, at the request of the Majority Banks, or may, with the consent of the Majority Banks, declare the Revolving Credit Loan Commitment to be terminated by giving written notice thereof to Borrower, and upon such declaration, all Obligations of Borrower, including the Revolving Credit Loans and the Term Loan, shall thereupon be and become forthwith, due and payable, without any presentment, demands, protest or other notice of any kind, all of which are hereby expressly waived. Further, in addition to all the rights and remedies provided in Article 9 of the UCC and any other applicable law, Agent may (but is under no obligation to do so): take physical possession of any of the Collateral and sell, lease or otherwise dispose of the Collateral in whole or in part; require Borrower to assemble the Collateral to which Borrower has or is entitled to possession at a place designated by Agent, which is reasonably convenient to both parties; collect any money due or to become due and enforce in Borrower's name all rights with respect to the Collateral; receive and open mail addressed to Borrower; and/or notify any Account Debtors (whether or not such Account Debtors are in default) to make payments directly to Agent. Borrower agrees to deliver to Agent promptly upon receipt thereof, in the form in which received (together with all necessary endorsements), all payments received by Borrower in respect of any Account. Agent may apply all such payments against Borrower's Obligations or at Agent's option to any of Borrower's accounts maintained at Agent.

     9.03 Powers. In exercising their right to sell, lease or otherwise dispose of the Collateral, the Banks may sell, lease or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, all as the Majority Banks, in their sole discretion, may deem advisable; such sales may be adjourned from time to time with or without notice. The Banks shall have the right to conduct such sales on Borrower's premises or elsewhere and shall have the right to use Borrower's premises without charge for such sales for such time or times as the Banks may see fit. Agent, on behalf of the Banks, is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Banks' benefit. The Banks shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and the Banks, or any of them, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against Borrower's Obligations. The proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses and Attorney Costs and expenses incurred by the Banks for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of Borrower's Obligations; and third to the principal of Borrower's Obligations. If any deficiency shall arise, Borrower shall remain liable to the Banks therefor.

     9.04 Valid Notice. Any notice of any sale, lease, other disposition, or other intended action by the Banks shall be reasonable if it is given to Borrower at least ten days in advance of the intended disposition or other intended action.

     9.05 Attorney-in-Fact. Upon and after the occurrence of an Event of Default, Borrower irrevocably designates, makes, constitutes and appoints Agent (and all persons designated by Agent) as Borrower's true and lawful attorney, and Agent or its agent, may, without notice to Borrower, and at such time or times thereafter as Agent or said agent, in its sole discretion, may determine, in Borrower's or Agent's name: (A) demand payment of the Accounts; (B) enforce payment of the Accounts, by legal proceedings or otherwise; (C) exercise all of Borrower's rights and remedies with respect to the collection of the Accounts and Special Collateral; (D) settle, adjust, compromise, extend or renew the Accounts; (E) settle, adjust or compromise any legal proceedings brought to collect the Accounts or any other dispute with respect thereto; (F) if permitted by applicable law, sell or assign the Accounts and Special Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (G) discharge and release the Accounts and Special Collateral; (H) prepare, file and sign Borrower's name on a Proof of Claim in Bankruptcy or similar document against any Account Debtor; (I) prepare, file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts and Special Collateral; (J) do all acts and things necessary, in Agent's sole discretion, to fulfill Borrower's obligations under this Agreement; (K) endorse the name of Borrower upon any item of payment or proceeds and deposit the same to the account of Agent on account of Borrower's Obligations; (L) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and Special Collateral; (M) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; and (N) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory and Special Collateral to which Borrower has access.

     9.06 Securities. Borrower agrees that in any sale of Collateral consisting of securities, Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as Agent may be advised by counsel is necessary or advisable in order to avoid any violation of applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of that portion of the Collateral consisting of securities), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and Borrower further agrees that such compliance shall not result in such sale being considered commercially unreasonable, nor shall Agent be liable or accountable to Borrower for any discount allowed by reason of the fact that Collateral was sold in compliance with any such limitation or restriction.

     ARTICLE X - AGENT

     10.01 Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

     10.02 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that its selects with reasonable care.

     10.03 Liability of Agent. None of the Agent-Related Persons shall (A) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (B) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Document, or for any failure of Borrower or any other party to any Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or condition of, this Agreement or any other Document, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

     10.04 Reliance by Agent. (A) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Document unless it shall first receive such advice or concurrence of the Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Document in accordance with a request or consent of the Banks or the Majority Banks, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks or the Majority Banks, as the case may be.

     (B) For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     10.05 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Banks, unless Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default". Agent will notify the Banks of its receipt of any such notice. Agent shall take such action with respect to such Event of Default or Event of Default as may be requested by the Majority Banks in accordance with Article IX; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Banks.

     10.06 Credit Decision. Each Bank acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to Agent that is has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit-worthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit-worthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by Agent, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of Borrower or any of its Subsidiaries which may come into the possession of any of Agent-Related Persons.

     10.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, from and against any Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section 10.07 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

     10.08 Agent in Individual Capacity. LBNA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower, or any Subsidiary or Affiliate of Borrower as though LBNA were not Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, LBNA or its Affiliates may receive information regarding Borrower or any Subsidiary or Affiliate thereof (including information that may be subject to confidentiality obligations in favor of Borrower or such Subsidiary or Affiliate of Borrower) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its Loans, LBNA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Agent, and the terms "Bank" and "Banks" include LBNA in its individual capacity.

     10.09 Successor Agent. Agent may, and at the request of all of the Banks shall, resign as Agent upon 30 days' notice to the Banks. If Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Banks and Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of Agent hereunder until such time, if any, as the Majority Banks appoint a successor Agent as provided for above.

     10.10 Withholding Tax. (A) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Internal Revenue Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under
Section 1441 or 1442 of the Internal Revenue Code, such Bank agrees with and in favor of Agent, to deliver to Agent:

     (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

     (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

     (iii) such other form or forms as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

     Such Bank agrees promptly to notify Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

     (B) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS From 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Bank, such Bank agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Bank. To the extent of such percentage amount, Agent will treat such Bank's IRS Form 1001 as no longer valid.

     (C) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Section 1441 and 1442 of the Internal Revenue Code.

     (D) If any Bank is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by Section 10.10(A) are not delivered to Agent, then Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Internal Revenue Code, without reduction.

     (E) If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 10.10, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this Section 10.10(E) shall survive the payment of all Obligations and the resignation or replacement of Agent.

     10.11 Collateral Matters. The Banks irrevocably authorize Agent, at its option and in its discretion, to release any lien granted to or held by Agent under any Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrower hereunder and the expiration or termination of all Letter of Credit or (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder. Upon request by Agent at any time the Banks will confirm in writing Agent's authority to release particular types or items of collateral pursuant to this Section 10.11.

     ARTICLE XI.  MISCELLANEOUS

     11.01 No Waiver. No failure or delay on the part of the Banks in exercising any right, power or remedy hereunder or under any other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any other Document. The remedies herein provided and under any other Document are cumulative and not exclusive of any remedies provided by law.

     11.02 Entire Agreement; Amendments and Waivers. (A) This Agreement and the other Loan Documents constitute the entire agreement between the parties and there are no promises expressed or implied unless contained herein and therein. This Agreement and the other Loan Documents supersede all prior negotiations, understandings and agreements of the parties hereto and thereto in respect of the transactions contemplated hereby, including those expressed in any commitment or proposal letter.

     (B) No amendment or waiver of any provision of this Agreement or any other Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the

Majority Banks (or by Agent at the written request of the Majority Banks) and Borrower and acknowledged by Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and Borrower and acknowledged by Agent, do any of the following:

     (i)    increase or extend the Commitment of any Bank;

     (ii) postpone or delay any date fixed by this Agreement or any other Document for, or reduce the amount of, any repayment or prepayment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Document;

     (iii) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Document;

     (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

     (v) amend this Section 11.02, or any provision herein providing for consent or other action by all Banks;

     (vi)   change the definition of "Majority Banks"; or

     (vii) release any lien granted to or held by Agent under any Document, except and to the extent expressly permitted under Section 10.11.

and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to all the Banks, affect the rights or duties of Agent under this Agreement or any other Document.

     11.03 Costs and Expenses. Borrower will pay any documentary, stamp or similar taxes payable in respect of the Loan Documents or the Collateral granted hereby or in connection herewith. Borrower will, on demand, reimburse the Agent for the Attorney Costs incurred by Agent in connection with the preparation of the Loan Documents, and the negotiation and closing of the transactions contemplated hereby. Borrower will further, on demand, reimburse Agent for all expenses, including Attorney Costs, incurred by Agent in connection with any amendment or modification of the Loan Documents, the administration of the Loans and by each of the Banks in connection with the enforcement of the Loan Documents and the collection or attempted collection of the Obligations of Borrower.

     11.04 Jurisdiction. (A) For the purposes of any action or proceeding involving the Loan Documents or any other agreement or document referred to therein, Borrower hereby expressly submits to the jurisdiction of all federal and state courts located in the

State of Illinois and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed. Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Document brought in any federal or state court sitting in Cook County, State of Illinois, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     (B) BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT, THE NOTES, ANY OTHER OF THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT REFERRED TO HEREIN OR THEREIN AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

     11.05  Indemnification by Borrower.   Borrower agrees to indemnify, defend
and hold Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and Letter of Credit Obligations and the termination, resignation or replacement of Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, the Loans, the Letter of Credit Obligations or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto including (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) any violation or alleged violation of, or failure or alleged failure to comply with, any federal or state securities Laws, including the Securities Act of 1933 and/or the Securities Exchange Act of 1934, (iii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any Subsidiary, (iv) any violation of any Environmental Laws with respect to conditions at any property owned or leased by Borrower or any Subsidiary or the operations conducted thereon, (v) the investigation, cleanup or remediation of offsite locations at which Borrower or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that

Borrower shall not have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section
11.05 shall survive payment of all other Obligations.

     11.06 UCC 9 - 404(1). Borrower acknowledges and agrees that this Agreement constitutes a commitment on the part of the Banks to make advances, incur obligations and otherwise to give value to Borrower and that all financing statements filed hereunder shall remain in full force and effect until this Agreement shall have been terminated even if, at any time or times prior to such termination, no Loans or other Obligations shall be outstanding hereunder. Accordingly, Borrower waives any rights which it may have under Section 9-404(1) of the UCC to demand the filing of termination statements with respect to the Collateral, and agrees that the Banks shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated and all Obligations of Borrower shall have been paid in full in immediately available funds.

     11.07 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified mail, postage prepaid, return receipt requested, or delivered by facsimile, or delivered by a nationally recognized overnight express delivery service, in any case addressed as follows, unless such address is changed by written notice hereunder:

     (i)  If to Borrower:

          The GSI Group, Inc.
          1004 East Illinois Street
          Assumption, Illinois  62510
          Attention: Treasurer
          telephonic facsimile number:  (217) 226-6026

          With a copy to:

          Kehart, Shafter, Webber, Campbell & Robinson
          101 Main Street
          Suite 200
          Decatur, Illinois 62525
          Attention: Mr. A. James Shafter
          telephonic facsimile number:  (217) 422-7950

     (ii) If to Agent:

          LaSalle Bank National Association
          135 South LaSalle Street
          Chicago, Illinois  60603
          Attention: Mr. Jeffrey Steele
          telephonic facsimile number:  (312) 904-4364

          With copies to:

          Rooks, Pitts and Poust      and the Banks as identified
          10 South Wacker Drive       on Schedule 6.
          Suite 2300
          Chicago, Illinois  60606
          Attention:  Jeffrey M. Dalebroux, Esq.
          telephonic facsimile number:  (312) 876-1155

Any such notice or communication shall be deemed to have been given either at the time of personal delivery, or in the case of overnight express delivery, as of the date delivery was first attempted, or in the case of facsimile, upon receipt or in the case of certified mail, five days after delivery to the United States Postal Service.

     Any agreement of Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of Borrower. Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Agent and the Banks shall not have any liability to such Borrower or any other Borrower or other person on account of any action taken or not taken by Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of Borrower to repay the Loans made to it and the other Obligations of Borrower shall not be affected in any way or to any extent by any failure by Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by Agent and the Banks of a confirmation which is at variance with the terms understood by Agent and the Banks to be contained in the telephonic or facsimile notice.

     11.08 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     11.09 Effectiveness. This Agreement shall become effective when it shall have been executed by Borrower and the Banks, and thereafter shall be binding upon and inure to the benefit of Borrower and the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

     11.10 Governing Law. This Agreement has been, and any other Loan Documents will be, delivered and accepted in and shall be deemed to be, contracts made under and governed by the laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of said State.

     11.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction; wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law.

     11.12 Everything Material. All covenants, agreements, representations and warranties made by Borrower herein and any certificates and instruments delivered by Borrower in connection herewith shall, notwithstanding any investigation by Agent, be deemed material and relied on by the Banks and shall survive the execution and delivery to the Banks of this Agreement, the Notes, the other Loan Documents, and any extension or renewal thereof.

     11.13 Application to Notes. This Agreement shall secure and govern the terms of any amendments, extensions or renewals to any or all of the Notes.

     11.14 Further Information. From time to time, Borrower will execute and deliver to Agent such additional documents and will provide such additional information as Agent may reasonably require to carry out the terms of this Agreement and be informed of Borrower's status and affairs.

     11.15 Exhibits Incorporated. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by this reference.

     11.16 Time for Performance. Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a day which is not a Business Day, such time for performance shall be extended to the next Business Day. Unless otherwise stated, all references herein to "days" shall mean calendar days.

     11.17 Payments Set Aside. To the extent that Borrower makes a payment to Agent or the Banks, or Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and each Bank severally agrees to pay to Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Agent.

     11.18. Assignments, Participations. (A) Any Bank may, with the written consent of Agent and so long as no Event of Default exists Borrower (which consents shall not be unreasonably delayed or withheld), at any time assign and delegate to one or more Eligible Assignees (each an "Assignee") all, or any ratable part of all, of the Loans, the

Letters of Credit, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount equal to the lesser of such Bank's then-current Commitment or $5,000,000.00; provided, however, that Borrower and Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect the Assignee, shall have been given to Borrower and Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to Borrower and Agent an Assignment and Acceptance in the form of Exhibit D ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to Agent a processing fee in the amount of $3,500.00; provided, however, that no such processing fee shall be due in respect of any such assignment from any Bank to an Affiliate thereof.

     (B) From and after the date that Agent notifies the assignor Bank that it has received (and provided its and Borrower's consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

     (C) Within five Business Days after its receipt of notice by Agent and Borrower that they have received an executed Assignment and Acceptance and payment of the processing fee, (and provided that they consent to such assignment in accordance with Section 11.18(A)), each Borrower shall execute and deliver to Agent, new notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

     (D) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of any Borrower ( a "Participant") participating interests in any Loans, the Letters of Credit, the Commitment of that Bank and the other interests of that Bank (the "Originator") hereunder and under the Loan Documents; provided, however, that (i) the Originator's Obligations under this Agreement shall remain unchanged, (ii) the Originator shall remain solely responsible for the performance of such obligations, (iii) Borrower and Agent shall continue to deal solely and directly with the Originator in connection with the Originator's rights and obligations under this

Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to
Section 11.02. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.02 and 11.05 as though it were also a Bank (as the case may be) hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Even of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank (as the case may be) under this Agreement.

     (E) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     11.19 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of such Borrower (in its individual capacity and not as trustee) against any Obligations of Borrower owing to such Bank, now or hereafter existing, irrespective of whether or not Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify Borrower and Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.20 Automatic Debits of Fees. With respect to any arrangement fee, agency fee, Letter of Credit fee or other fee, or any other cost or expense (including attorney costs) due and payable by Borrower to Agent or the Issuing Bank under the Loan Documents, Borrower hereby irrevocably authorizes Agent to debit any deposit account of such Borrower with LBNA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover this amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in LBNA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this
Section 11.20 shall be deemed a set-off.

     11.21 Notification of Addresses, Lending Offices. Each Bank shall notify Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

     11.22 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of Borrower, the Banks, Agent and Agent-Related persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     11.23 Survival. Borrower's obligations as guarantor hereunder shall remain in full force and effect until the Revolving Credit Loan Commitment and Term Loan shall have terminated and the Notes have been paid in full.



     [SIGNATURES ON NEXT PAGE]

  IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                     THE GSI GROUP, INC.



                                     By:     /s/ Russell C. Mello
                                          -----------------------
                                     Title:  Treasurer
                                            -------------

                                     LASALLE BANK NATIONAL ASSOCIATION


                                     By:    /s/ Teresa Markley
                                            -------------------
                                     Title:  Commercial Banking Officer
                                             --------------------------



                                     FIRSTAR BANK, N.A.


                                     By:  /s/ Curtis Schrieber
                                          --------------------
                                     Title:  Vice President
                                             --------------

     Exhibit and Schedule Index


Exhibit A     -   Form of Revolving Credit Notes

Exhibit B-1   -   Form of Term Note 1

Exhibit B-2   -   Form of Term Note 2

Exhibit C     -   Form of Compliance Certificate

Exhibit D     -   Form of Assignment Agreement

Exhibit E     -   Form of Borrowing Base Certificate

Exhibit F     -   RESERVED

Exhibit G     -   Form of Letter of Credit Application

Exhibit H     -   Form of L/C Connection Agreement


Schedule 1    -   Certain Permitted Liens

Schedule 2    -   Collateral Locations and Places of Business

Schedule 3    -   Trade Names, etc.

Schedule 4    -   Intellectual Property

Schedule 5    -   Stock Ownership

Schedule 6    -   Bank Commitments; Agent's Payment Office; Bank's Payment
                  Office

Schedule 7    -   Schedule of Closing Documents

Schedule 8    -   Litigation

Schedule 9    -   Certain Other Debt

Schedule 10   -   Borrower's Facilities